UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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FIDELITY NATIONAL FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
April 11, 2011
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the stockholders of Fidelity National Financial, Inc. The meeting will be held on May 25, 2011 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.
The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and
•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.
Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.
On behalf of the Board of Directors, I thank you for your cooperation.
Sincerely,
George P. Scanlon
Chief Executive Officer

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
_________________

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
________________

To the Stockholders of Fidelity National Financial, Inc.:
Notice is hereby given that the 2011 Annual Meeting of Stockholders of Fidelity National Financial, Inc. will be held on May 25, 2011 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect four Class III directors to serve until the 2014 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;
2.	to approve an amendment and restatement of the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan (which we refer to as the FNF omnibus plan);
3.
to approve the material terms of the Fidelity National Financial, Inc. Annual Incentive Plan (which we refer to as the FNF annual incentive plan) in order for such plan to grant awards that can qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code;

4.	to approve a non-binding advisory resolution on the compensation paid to our named executive officers;
5.
to select on a non-binding advisory basis the frequency (annual, biennial or triennial) with which we will solicit future non-binding advisory votes on the compensation paid to our named executive officers;

6.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year; and
7.	to transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors set March 30, 2011 as the record date for the meeting. This means that owners of Fidelity National Financial, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and
•	vote at the meeting and any adjournments or postponements of the meeting.
All stockholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 2 of the proxy statement.
Sincerely,
Michael L. Gravelle
Corporate Secretary
Jacksonville, Florida
April 11, 2011

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
_________________

PROXY STATEMENT
_________________

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Financial, Inc. (the “Company” or “FNF”) for use at the Annual Meeting of Stockholders to be held on May 25, 2011 at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.
It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 11, 2011 to all stockholders entitled to vote at the meeting.
The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY
Prior to October 17, 2005, the Company was known as Fidelity National Title Group, Inc. and was a wholly-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“old FNF”). On October 17, 2005, old FNF distributed to its stockholders a minority interest in the Company, making it a majority-owned, publicly traded company (the “Partial Spin-Off”). On October 24, 2006, old FNF transferred certain assets to the Company in return for the issuance of shares of Company common stock to old FNF. Old FNF then distributed to its stockholders all of its shares of Company common stock, making the Company a stand alone public company (the “Full Spin-Off”). In November 2006, old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which the Company changed its name to Fidelity National Financial, Inc. Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FNF” are to Fidelity National Financial, Inc. For purposes of the biographical descriptions of our directors and executive officers, service with FNF includes service with old FNF prior to the Full Spin-Off.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.
Why did I receive this proxy statement?
The Board is soliciting your proxy to vote at the annual meeting because you were a stockholder of the Company at the close of business on March 30, 2011, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company's directors and executive officers.
Who is entitled to vote?
All record holders of FNF common stock as of the close of business on March 30, 2011 are entitled to vote. On that day, 223,215,387 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.
If you hold your shares through a broker, bank or other nominee, you are considered a “beneficial owner,” and you will receive separate instructions from the nominee describing how to vote your shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. Beneficial owners may also vote their shares in person at the annual meeting after first obtaining a legal proxy from their nominees by following the instructions provided by their nominees, and presenting the legal proxy to the election inspectors at the annual meeting.
What shares are covered by the proxy card?
The proxy card covers all shares held by you of record (i.e., shares registered in your name) and any shares held for your benefit in FNF’s 401(k) plan.

How do I vote?
You may vote using any of the following methods:

•
In person at the annual meeting. All stockholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting); or

•	By proxy. There are three ways to vote by proxy:

•	by mail, using the enclosed proxy card and return envelope;
•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or
•	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.
Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.
What does it mean to vote by proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.
On what am I voting?
You will be asked to consider six proposals at the annual meeting.

•	Proposal No. 1 asks you to elect the four Class III directors to serve until the 2014 annual meeting of stockholders.
•	Proposal No. 2 asks you to approve the amendment and restatement of the FNF omnibus plan.
•	Proposal No. 3 asks you to approve the material terms of the FNF annual incentive plan.
•	Proposal No. 4 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers.
•	Proposal No. 5 asks you to select on a non-binding advisory basis the frequency with which we will solicit future advisory votes on the compensation paid to our named executive officers.
•	Proposal No. 6 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.
How does the Board recommend that I vote on these proposals?
The Board recommends that you vote:

1.	“FOR” the election of the four Class III director nominees to serve until the 2014 annual meeting of stockholders;

2.	“FOR” the approval of the amendment and restatement of the FNF omnibus plan;

3.	“FOR” the approval of the material terms of the FNF annual incentive plan;

4.	“FOR” the approval of the non-binding advisory resolution on the compensation paid to our named executive officers;

5.	“FOR” an annual frequency for future advisory votes on the compensation paid to our named executive officers; and

6.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.
What happens if other matters are raised at the meeting?
Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in FNF’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?
If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.
Who will count the votes?
Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.
How many votes must each proposal receive to be adopted?
The following votes must be received:

•
For Proposal No. 1 regarding the election of directors, a plurality of votes of the common stock entitled to vote and present in person or represented by proxy is required to elect a director. This means that the four people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•
For Proposal No. 2 regarding the amendment and restatement of the FNF omnibus plan, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval. For purposes of satisfying the rules of the New York Stock Exchange only, the proposal must be approved by a majority of the votes cast and the number of votes cast must represent more than 50% of all the shares entitled to vote. Approval of the FNF omnibus plan will also constitute shareholder approval for purposes of Section 162(m) of the Internal Revenue Code if a majority of the votes cast on the proposal are cast in favor of approval. Under  Delaware law and New York Stock Exchange rules, and for purposes of the shareholder approval requirement under Section 162(m) of the Internal Revenue Code, abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 3 regarding approval of the material terms of the FNF annual incentive plan, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval. For purposes of satisfying the shareholder approval requirement under Section 162(m) of the Internal Revenue Code only, the action is approved if a majority of the votes cast on the issue are cast in favor of approval. For purposes of the shareholder approval requirement under Section 162(m) of the Internal Revenue Code, abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 4 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 5, the option of annual, biennial or triennial frequency that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. Because this proposal seeks the input of our stockholders and provides our stockholders with the option to vote to hold a say-on-pay vote once annually, biennially or triennially, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote annually, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board's recommendation. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

•
For Proposal No. 6 regarding the appointment of KPMG LLP, under Delaware law, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a "routine" matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

What constitutes a quorum?
A quorum is present if a majority of the outstanding shares of common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
What are broker non-votes? If I don't vote, will my broker vote for me?
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.
The Company believes that all the proposals to be voted on at the annual meeting, except for the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposal No. 1 through Proposal No. 5, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee, so that your vote can be counted.
What effect does an abstention have?
With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, and for purposes of the Section 162(m) requirement that a proposal receive a majority of the votes cast, abstentions will have the effect of a vote against such proposal. With respect to Proposal No. 2, for purposes of the rules of the New York Stock Exchange and the shareholder approval requirement under Section 162(m) of the Internal Revenue Code, abstentions will count as a vote cast against the proposal.
Who pays the cost of soliciting proxies?
We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses.
What if I share a household with another stockholder?
We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report and/or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing at: 17 Battery Place, 8th Floor, New York, NY 10004; by telephone: (212) 509-4000). If you participate in householding and wish to receive a separate copy of the 2010 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or this proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS
Information About the Nominees for Election
The names of the nominees proposed for election at the annual meeting as Class III directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.
Nominees for Class III Directors —Term Expiring 2014

			Director
Name	Position with FNF	Age(1)	Since
William P. Foley, II	Executive Chairman of the Board Chairman of the Executive Committee	66	1984	(2)
Douglas K. Ammerman	Director Chairman of the Audit Committee	59	2005	(2)
Thomas M. Hagerty	Director Chairman of the Corporate Governance and Nominating Committee, Member of the Executive Committee	48	2005	(2)
Peter O. Shea, Jr.	Director Member of the Corporate Governance and Nominating Committee	44	2006
_______________________________________

(1)	As of April 1, 2011.
(2)	Includes the period of time during which the director served as a director of old FNF.
William P. Foley, II. William P. Foley, II has served as the executive Chairman of the Company since October 2006 and, prior to that, as Chairman of the Board since 1984. Mr. Foley also served as Chief Executive Officer of the Company from 1984 until May 2007. Mr. Foley also served as President of FNF from 1984 until December 1994. Mr. Foley also serves as the Chairman of the Board of FIS and was its Executive Chairman from February 2006 to February 2011. Mr. Foley also served as the Chairman of the Board of Lender Processing Services, Inc. (“LPS”) from July 2008 until March 2009, and, within the past five years, has served as a director of Florida Rock Industries, Inc. and CKE Restaurants, Inc. He also serves on the board of directors of the Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens.
Mr. Foley’s qualifications to serve on the FNF Board include his 27 years as a director and executive officer of FNF, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.
Douglas K. Ammerman. Douglas K. Ammerman has served as a director of the Company since July 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Quiksilver, Inc., William Lyon Homes and El Pollo Loco, Inc.
Mr. Ammerman’s qualifications to serve on the FNF Board include his financial and accounting background and expertise, including his 18 years as a partner with KPMG LLP and his experience as a director on the boards of directors of other companies.
Thomas M. Hagerty. Thomas M. Hagerty has served as a director of the Company since 2005. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Mr. Hagerty currently serves as a director of MGIC Investment Corp., MoneyGram International, Inc., Ceridian Corporation, FIS and several private companies. Within the past five years, Mr. Hagerty has served as a director of Metris Companies, Inc.
Mr. Hagerty’s qualifications to serve on the FNF Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, and his experience in enhancing value of such companies, along with his expertise in corporate finance.
Peter O. Shea, Jr. Peter O. Shea, Jr. has served as a director of the Company since April 2006. Mr. Shea is also the President and Chief Executive Officer of J.F. Shea Co., Inc. and he previously served as Chief Operating Officer of J.F. Shea Co., Inc. for more than five years. J.F. Shea Co., Inc. is a private company with operations in home building, commercial property development and management and heavy civil construction.
Mr. Shea’s qualifications to serve on the FNF Board include his experience in managing multiple and diverse operating companies and his knowledge of the real estate industry, particularly as President and Chief Executive Officer of J.F. Shea Co., Inc.
Information About Our Directors Continuing in Office
The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them are set forth below. Expiration terms of the incumbent directors are also provided.
Incumbent Class I Directors — Term Expiring 2012

		Age	Director
Name	Position with FNF	(1)	Since
Frank P. Willey	Vice Chairman of the Board	57	1984	(2)
Willie D. Davis	Director Member of the Audit Committee	76	2003	(2)
_______________________________________

(1)	As of April 1, 2011.
(2)	Includes the period of time during which the director served as a director of old FNF.
Frank P. Willey. Mr. Willey is the Vice Chairman of the Board of the Company and has been a director since 1984. Mr. Willey served as the Company’s President from January 1, 1995 through March 20, 2000. Prior to that, he served as an Executive Vice President and General Counsel of the Company until December 31, 1994. Mr. Willey also serves as a director of CKE Restaurants, Inc. and PennyMac Mortgage Investment Trust.
Mr. Willey’s qualifications to serve on the FNF Board include his 27 years as a director and/or executive officer of FNF and his experience and knowledge of the real estate and title industry.
Willie D. Davis. Willie D. Davis has served as a director of the Company since 2003. Mr. Davis has served as the President and as a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis also serves on the Board of Directors of MGM Mirage, Inc., and, within the past five years, has served as a director of Sara Lee Corporation, Dow Chemical Company, Alliance Bank, Johnson Controls, Inc., Manpower, Inc., and Checkers Drive-In Restaurants, Inc.
Mr. Davis’s qualifications to serve on the FNF Board include his years of business experience as an executive officer and/or board member of public and private companies, his experience in financial and accounting matters and his knowledge of corporate governance matters.
Incumbent Class II Directors — Term Expiring 2013

			Director
Name	Position with FNF	Age(1)	Since
Daniel D. (Ron) Lane	Director	76	1989	(2)
	Chairman of the Compensation Committee Member of the Audit Committee
General William Lyon	Director	88	1998	(2)
Richard N. Massey	Director	55	2006	(2)
	Member of the Compensation Committee
Cary H. Thompson	Director	54	1992	(2)
	Member of the Compensation Committee and the Executive Committee
_______________________________________

(1)	As of April 1, 2011
(2)	Includes the period of time during which the director served as a director of old FNF.

Daniel D. (Ron) Lane. Daniel D. (Ron) Lane has served as a director of the Company since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane also serves as a director of CKE Restaurants, Inc. and served as a director of FIS from February 2006 to July 2008, and as a director of LPS from July 2008 until March 2009.
Mr. Lane's qualifications to serve on the FNF Board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., his financial literacy and his experience as a member of the boards of directors of other companies.
General William Lyon. General Lyon has served as a director of the Company since 1998. General Lyon has served as the Chairman of the board of directors and Chief Executive Officer of William Lyon Homes, Inc. and its predecessors since 1954. General Lyon also serves as the Chairman of the board of directors of Commercial Bank of California. Mr. Lyon also serves as a director of Orange County Performing Arts Center and Orangewood Children's Foundation, and as a Life Trustee of the University of Southern California.
General Lyon's qualifications to serve on the FNF Board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman of the board of directors of William Lyon Homes, Inc., and his experience as a member of the boards of directors of other companies.
Richard N. Massey. Richard N. Massey has served as a director of the Company since February 2006. Mr. Massey has been a partner of Westrock Capital, LLC, a private investment partnership, since January 2009. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of FIS.
Mr. Massey's qualifications to serve on the FNF Board include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.
Cary H. Thompson. Cary H. Thompson has served as a director of the Company since 1992. Mr. Thompson currently is Vice Chairman of Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson also serves on the board of directors of SonicWall Corporation and served as a director of FIS from February 2006 to July 2008, and as a director of LPS from July 2008 until March 2009.
Mr. Thompson's qualifications to serve on the FNF Board include his experience in corporate finance and investment banking, his knowledge of financial markets and his expertise in negotiating and consummating financial transactions.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The certificate of incorporation and the bylaws of the Company provide that our Board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is ten.
At this annual meeting, the following persons, each of whom is a current Class III director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2014:
William P. Foley, II
Douglas K. Ammerman
Thomas M. Hagerty
Peter O. Shea, Jr.
The Board believes that each of the nominees will stand for election and will serve if elected as a director.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FIDELITY NATIONAL FINANCIAL, INC. AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN
Purpose of the Plan and Description of the Proposal
Our board of directors has approved an amendment and restatement of the FNF omnibus plan, subject to the approval of our stockholders. Accordingly our board of directors recommends that our stockholders approve the FNF omnibus plan, as amended and restated. The purpose of the amendment to the FNF omnibus plan is to increase the authorized shares available for issuance under the plan by 5,900,000 shares so that we can continue to provide equity-based incentive compensation to our employees on a going-forward basis. As of March 30, 2011, there were approximately 72,629 shares previously authorized under the FNF omnibus plan that remained available for awards.
Shareholder approval of the FNF omnibus plan will also satisfy the shareholder approval requirement in Section 162(m) of the Internal Revenue Code, which will allow us to continue to grant awards under the plan that will qualify for exclusion from the federal tax deduction limitation under Section 162(m). Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to this deductibility limit. For awards under the FNF omnibus plan to qualify for this exception, stockholders must approve the material terms of the plan under which the awards are paid. The material terms of the FNF omnibus plan include (i) the employees eligible to receive awards under the FNF omnibus plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the FNF omnibus plan below.
The FNF omnibus plan first became effective on September 26, 2005. The FNF omnibus plan was first amended and restated as of May 29, 2008. The FNF omnibus plan, as again amended and restated, will become effective on May 25, 2011 if it is approved by the Company's stockholders at the annual meeting. If the FNF omnibus plan, as amended and restated, is not approved by the Company's stockholders at the Annual Meeting of Stockholders, then the FNF omnibus plan, as amended and restated as of May 29, 2008, will remain in effect with any shares previously authorized under the plan remaining available for future awards under the plan.
Grants under the FNF omnibus plan may be made in the form of stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, and other cash or stock-based awards. All of the shares will be available for grants of “full value” awards, meaning awards other than stock options and SARs. We had 21,826,954 stock options outstanding as of December 31, 2010, with a weighted average exercise price of $13.52 and a weighted average remaining term of 4.76 years. On March 30, 2011, the closing price of our common stock was $14.16 per share. Our average run-rate over the last three years is 2.9%, which is below the industry benchmark used by Institutional Shareholder Services or ISS, a provider of proxy voting and corporate governance services.  In addition, the total number of shares available under the FNF omnibus plan if this proposal is approved would produce a fully diluted equity overhang, calculated in accordance with ISS methodology, of 11.99% of the shares outstanding as of December 31, 2010, which the board of directors views as reasonable.

The future benefits that will be received under the plan by particular individuals or groups are not determinable at this time. As of March 30, 2011, William P. Foley, II had 4,659,102 options outstanding under the plan, Alan L. Stinson had 1,441,427 options outstanding under the plan, George P. Scanlon had 100,000 options outstanding under the plan, Anthony J. Park had 513,321options outstanding under the plan, Raymond R. Quirk had 1,536,379 options outstanding under the plan, and Brent B. Bickett had 659,427 options outstanding under the plan. All current executive officers as a group had 8,909,656 options outstanding under the plan. All current directors who are not executive officers as a group had 1,109,841 options outstanding under the plan. The nominees for election as directors had the following number of options outstanding under the plan: William P. Foley, II 4,659,102 options; Douglas K. Ammerman 117,962 options; Thomas M. Hagerty 97,982 options and Peter O. Shea Jr. 74,000 options. No associates of such directors, executive officers or nominees have received options under the plan. All employees and directors as a group had 21,491,481 options outstanding under the plan.
The purpose of the FNF omnibus plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders. The FNF omnibus plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of employees, directors and consultants who make significant contributions to our success and to allow such individuals to share in our success.
Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our stockholders, as more fully described under “Compensation Discussion and Analysis and Executive and Director Compensation.” We believe that stock ownership has focused our key employees on improving our performance, and has helped to create a culture that encourages employees to think and act as stockholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees.
We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and stockholder returns. We believe that the FNF omnibus plan will enable us to continue to align executive and stockholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the FNF omnibus plan important to our future success.
Description of the FNF Omnibus Plan
The complete text of the FNF omnibus plan is set forth as Annex A hereto. The following is a summary of the material features of the FNF omnibus plan and is qualified in its entirety by reference to Annex A.
Effective Date and Duration
If approved by our stockholders, the FNF omnibus plan, as amended and restated, will become effective on May 25, 2011 and will authorize the granting of awards for up to ten years. The FNF omnibus plan will remain in effect with respect to outstanding awards until no awards remain outstanding.
Amendment and Termination
The FNF omnibus plan may be amended or terminated by our board at any time, subject to certain limitations, and, subject to limitations under the plan, the awards granted under the plan may be amended by the compensation committee of our board of directors at any time, provided that no such action to the plan or an award may, without a participant's written consent, adversely affect in any material way any previously granted award. No amendment that would require stockholder approval under the New York Stock Exchange's listing standards or to comply with securities laws may become effective without stockholder approval.
Administration of the FNF Omnibus Plan
The FNF omnibus plan will be administered by our compensation committee or another committee selected by our board, any of which we refer to as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the board. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the FNF omnibus plan and any award agreement or other instrument entered into under the FNF omnibus plan; establish, amend and waive rules and regulations for the administration of the FNF omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee's determinations and interpretations under the FNF omnibus plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

Shares Subject to the FNF Omnibus Plan
Awards under the FNF omnibus plan may be made in FNF common stock. The maximum number of shares with respect to which awards may be granted under the plan is 40,400,000 (which includes 5,900,000 newly authorized shares and 72,629 shares that were previously authorized and remain available for future awards under the FNF omnibus plan). All of the shares will be available for grants of “full value” awards, meaning awards other than stock options and SARs.
If an award under the FNF omnibus plan is canceled, forfeited, terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the FNF omnibus plan. Shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to an award shall be treated as not having been delivered under the FNF omnibus plan. Shares that have been issued in connection with an award of restricted stock that is canceled or forfeited prior to vesting or settled in cash, causing the shares to be returned to us, shall not be counted as having been delivered under the plan. Notwithstanding the foregoing, if shares are returned to us in satisfaction of taxes relating to restricted stock, in connection with a cash out of restricted stock (but excluding upon forfeiture of restricted stock) or in connection with the tendering of shares by a participant in satisfaction of the exercise price or taxes relating to an award, such issued shares shall not become available again under the plan if the transaction resulting in the return of shares occurs more than ten years after the date the plan is approved by stockholders, or if the event would constitute a “material revision” of the plan subject to stockholder approval under the New York Stock Exchange's listing standards.
For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the FNF omnibus plan.
In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting our shares, the committee shall cause an adjustment to be made (i) in the number and kind of shares of our common stock that may be delivered under the FNF omnibus plan, (ii) in the individual annual limitations on each type of award under the FNF omnibus plan and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding awards, in each case as may be determined appropriate and equitable by our compensation committee, to prevent dilution or enlargement of rights.
Repricing
Neither FNF nor our compensation committee may (i) reduce the exercise price of outstanding options (except to the extent described above in the event of an equity restructuring or other change in corporate capitalization), (ii) cancel options and grant substitute options with a lower exercise price, or (iii) purchase outstanding underwater options from participants for cash.
Eligibility and Participation
Eligible participants include employees, directors and consultants of FNF and our subsidiaries, as determined by the committee. Because the plan provides for broad discretion in selecting which eligible persons will participate, and in making awards, the total number of persons who will actually participate in the plan and the benefits that will be provided to the participants cannot be determined at this time. As of January 31, 2011, we had approximately 18,200 full-time equivalent employees and ten directors.
Awards under the FNF Omnibus Plan
Grants under the FNF omnibus plan may be made in the form of stock options, SARs, restricted stock, RSUs, performance shares, performance units, and other cash or stock-based awards.
Maximum Grants under the FNF Omnibus Plan
Subject to adjustment pursuant to the anti-dilution provisions of the plan, the following limits apply to awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code: (i) the maximum number of our shares with respect to which stock options or SARs may be granted to any participant in any fiscal year is 4,000,000 shares; (ii) the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares; (iii) the maximum number of our shares with respect to which RSUs may be granted to any participant in any fiscal year is 2,000,000 shares; (iv) the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares; (v) the maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is $25,000,000 or a number of shares having a fair market value not in excess of that amount; and (vi) the maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $25,000,000.

Types of Awards
Following is a general description of the types of awards that may be granted under the FNF omnibus plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the FNF omnibus plan.
Stock Options. The committee may grant incentive stock options, which we refer to as ISOs, nonqualified stock options, which we refer to as NQSOs or a combination thereof under the FNF omnibus plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of our common stock on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FNF or any subsidiary). Options will expire at such times and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FNF or any subsidiary).
The exercise price of options granted under the FNF omnibus plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.
Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant's lifetime only by the participant. Stock options may not be transferred for consideration.
The committee may also award dividend equivalent payments in connection with a stock option.
Stock Appreciation Rights. SARs granted under the FNF omnibus plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARS granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of common stock on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.
Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. Tandem SARs may be exercised only with respect to the shares of common stock for which its related option is exercisable.
Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may also award dividend equivalent payments in connection with SARs.
Restricted Stock. Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Holders of restricted stock may receive dividends and voting rights. If the vesting conditions are not satisfied, the participant forfeits the shares.
Restricted Stock Units and Performance Shares. RSUs and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The initial value of an RSU or performance share granted under the FNF omnibus plan shall be at least equal to the fair market value of our common stock on the date the award is granted. The committee may also award dividend equivalent payments in connection with such awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.
Performance Units. Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.
Other Cash and Stock-Based Awards. Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents. Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.
Limitation on Dividends and Dividend Equivalents. If dividends or dividend equivalents are granted with respect to award that are subject to performance-based vesting conditions, the dividends or dividend equivalents will be accumulated or reinvested and paid only after the performance-based vesting conditions are met.
Replacement Awards. Replacement awards are awards issued in assumption or of substitution for awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage assumption of or in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity are outstanding immediately prior to such transaction. Replacement awards shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion. Shares delivered or deliverable with respect to replacement awards will not reduce the number of shares available for issuance under the plan.
Performance Goals
Performance goals, which are established by the committee, will be chosen from among the following performance measures: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan. With respect to any awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, any such exception shall be specified at such times and in such manner as will not cause such awards to fail to so qualify.
Termination of Employment or Service
Each award agreement will set forth the participant's rights with respect to the award following termination of employment or service.
Change in Control
Except as otherwise provided in a participant's award agreement, upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and SARs granted under the FNF omnibus plan will become immediately exercisable, any restriction imposed on restricted stock, RSUs and other awards granted under the FNF omnibus plan will lapse, and any and all performance shares, performance units and other awards granted under the FNF omnibus plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.
For purposes of the FNF omnibus plan, the term “change in control” is defined as the occurrence of any of the following events:

•
an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•
during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, which we refer to as the incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

•
the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our stockholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation's outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of the Company.
Transferability
Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.
Deferrals
The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.
Tax Withholding
We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the FNF omnibus plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the minimum withholding obligation.
Section 162(m)
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount we may deduct in any one year for compensation paid to our principal executive officer and our other three most highly-compensated executive officers other than our principal financial officer. There is, however, an exception to this limitation for certain performance-based compensation. Awards made pursuant to the Plan may constitute performance-based compensation that is not subject to the deductibility limitation of Section 162(m). To qualify for this exception, the stockholders must approve the material terms of the performance goals of the plan. To continue to qualify for this exception, the stockholders must reapprove the material terms of the performance goals of the plan every five years.
Federal Income Tax Consequences
The following is a brief description of the principal federal income tax consequences relating to options awarded under the FNF omnibus plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.
Consequences to the Optionholder
Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the FNF omnibus plan.
Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder's employment with FNF. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).
Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding if the optionholder is an employee.
The optionholder's tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder's adjusted basis in such shares (generally the option exercise price).
Disqualifying Disposition. If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share's fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder's actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.
Other Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder's basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.
Alternative Minimum Tax. Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer's regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.
For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.
Consequences to FNF
There are no federal income tax consequences to FNF by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).
At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our tax reporting obligations. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.
We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer's share of employment taxes) with respect to ordinary income recognized by employee optionholders upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.
Stock Appreciation Rights
A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of our common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock
A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant's income will generally be deductible by us in the taxable year of inclusion. The participant's tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.
Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Internal Revenue Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.
Restricted Stock Units, Performance Shares, Performance Units and Other Awards
Restricted stock units, performance shares, performance units and other awards granted under the FNF omnibus plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of our common stock. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.
Other Tax Consequences
The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the FNF omnibus plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FIDELITY NATIONAL FINANCIAL, INC. AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO. 3: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE FIDELITY NATIONAL FINANCIAL, INC. ANNUAL INCENTIVE PLAN
Description of the Proposal
The stockholders are being asked to consider and approve the material terms of the FNF annual incentive plan so that compensation payable under the FNF annual incentive plan to certain executive officers is tax deductible under Section 162(m) of the Internal Revenue Code.
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to this deductibility limit. For annual incentives to qualify for this exception, stockholders must approve the material terms of the plan under which the incentives are paid. The board is now submitting the material terms of the FNF annual incentive plan for approval at the 2011 Annual Meeting of Stockholders so that awards under the FNF annual incentive plan can qualify as performance-based compensation for purposes of Section 162(m).
The material terms of the FNF annual incentive plan being submitted for approval include (i) the employees eligible to receive awards under the FNF annual incentive plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the FNF annual incentive plan below.
Description of the FNF Annual Incentive Plan
The complete text of the FNF annual incentive plan is set forth as Annex B hereto. The following is a summary of the material features of the FNF annual incentive plan and is qualified in its entirety by reference to Annex B.

Administration of the FNF Annual Incentive Plan
The FNF annual incentive plan will be administered our compensation committee. Except as otherwise provided by our board of directors, our compensation committee will have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the FNF annual incentive plan and deciding all questions of fact arising in connection with the FNF annual incentive plan. All decisions, determinations and interpretations of our compensation committee will be final, binding and conclusive on all persons, including the Company, its subsidiaries, its stockholders, the participants and their estates and beneficiaries.
Amendment and Termination
Our board of directors may at any time and from time to time, alter, amend, suspend, or terminate the FNF annual incentive plan, in whole or in part. However, no amendment that requires stockholder approval in order to maintain the qualification of awards as performance-based compensation under Section 162(m) of the Internal Revenue Code will be made without stockholder approval.
Eligibility and Participation
Eligibility under the FNF annual incentive plan is limited to our chief executive officer and each other executive officer that our compensation committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Internal Revenue Code and who is selected by our compensation committee to participate in the FNF annual incentive plan.
Form of Payment
Payment of incentive awards under the FNF annual incentive plan will be made in cash.
Performance Period
The performance period under the FNF annual incentive plan is our fiscal year or such shorter or longer period as determined by our compensation committee.
Designation of Participants, Performance Period and Performance Measures
Within 90 days after the commencement of each performance period (or, if less than 90 days, the number of days which is equal to 25% of the relevant performance period applicable to an award), our compensation committee will (i) select the participants to whom incentive awards will be granted, (ii) designate the applicable performance period, (iii) establish the target award for each participant, and (iv) establish the performance objective or objectives that must be satisfied in order for a participant to receive an incentive award for such performance period.
Performance Objectives
The performance objectives that will be used to determine the degree of payout of incentive awards under the FNF annual incentive plan will be based upon one or more of the following performance measures, as determined by the FNF compensation committee: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income and/or earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.
The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as our compensation committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
Target Incentive Awards
Each participant will have a target award that will be based on achieving the target performance objectives established by our compensation committee. The target award will be a percentage of the participant's annual salary at the end of the performance period or such other amount as our compensation committee may determine. If the performance objectives established by our compensation committee are met at the target level, the participant will receive an incentive award equal to 100% of the target award. If the performance objectives are met at a level below or above the target level, the participant will receive an incentive award equal to a designated percentage of the target award, as determined by our compensation committee.

Maximum Award
The maximum incentive award that may be paid to a participant under the FNF annual incentive plan in any fiscal year is $25,000,000.
Committee Discretion
Our compensation committee retains the discretion to reduce the amount of any incentive award otherwise payable to a participant under the terms of the FNF annual incentive plan, including a reduction in such amount to zero.
Committee Certification and Payment of Awards
As soon as practicable after the end of each performance period, our compensation committee will (i) determine whether the performance objectives for the performance period have been satisfied, (ii) determine the amount of the incentive award to be paid to each participant for the performance period and (iii) certify such determination in writing. Awards will be paid no later than the 15th day of the third month following the close of the performance period with respect to which the awards are made.
Termination of Employment
Unless our compensation committee determines otherwise, a participant must be actively employed by the Company or a subsidiary on the last day of the performance period to receive an incentive award under the FNF annual incentive plan for such performance period. Our compensation committee, in its discretion, may impose such additional service restrictions as it deems appropriate.
Award Information
As incentive awards under the FNF annual incentive plan are based on future performance, it is not possible at this time to determine the awards that will be made in the future. No awards will be made under the FNF annual incentive plan absent stockholder approval.
Federal Income Tax Consequences
The following is a brief description of the principal federal income tax consequences relating to incentive awards made under the FNF annual incentive plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.
Participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding. If and to the extent that payments made under the FNF annual incentive plan satisfy the requirements of Section 162(m) of the Internal Revenue Code and otherwise satisfy the requirements of deductibility under federal income tax law, we will receive a corresponding deduction for the amount constituting ordinary income to the participant.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE FIDELITY NATIONAL TITLE GROUP, INC. ANNUAL INCENTIVE PLAN.

PROPOSAL NO. 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with recently-adopted Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.
As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the compensation committee of the Board (which we refer to as the compensation committee) believe that our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. Our compensation philosophy is described in detail in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement.
Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2011 proxy statement, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the Board, or the compensation committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the Board, although the compensation committee and the Board will consider the outcome of this vote when making compensation decisions.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our shareholders to indicate whether future advisory votes to approve the compensation paid to our named executive officers should be held annually, biennially or triennially. This advisory vote on executive compensation is commonly referred to as a “say-on-pay vote.”

The Board currently believes that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. Our executive compensation program is designed to support long-term value creation. While we believe that many of our shareholders think that the effectiveness of such program cannot be adequately evaluated on an annual basis, the Board believes that at present it should receive advisory input from our shareholders each year.  The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years.”

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” A FREQUENCY PERIOD OF EVERY ONE YEAR (AN ANNUAL VOTE) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 6: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General Information About KPMG LLP
Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.
In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.
Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services
The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2011 fiscal year. KPMG LLP or its predecessors have continuously acted as the independent registered public accounting firm for the Company (including old FNF) commencing with the fiscal year ended December 31, 1988.
For services rendered to us during or in connection with our years ended December 31, 2010 and 2009, we were billed the following fees by KPMG LLP:

	2010	2009
	(In thousands)
Audit Fees	$3,380	$3,808
Audit-Related Fees	561	158
Tax Fees	59	359
All Other Fees	—	—
Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2010 and 2009 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.
Audit-Related Fees. Audit-related fees in 2010 and 2009 consisted principally of fees for audits of employee benefit plans and fees for Statement on Accounting Standards No. 70 audits and in 2010 included other non-recurring audits of subsidiaries.
Tax Fees. Tax fees for 2010 and 2009 consisted principally of fees for tax compliance, tax planning and tax advice.
All Other Services. The Company incurred no other fees in 2010 or 2009.
Approval of Accountants’ Services
In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS
The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 223,215,387 shares of FNF common stock outstanding as of March 30, 2011. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that stockholder. The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission.
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of our common stock by each stockholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class
BlackRock, Inc. (1)	18,560,060	8.3%
Capital Research Global Investors (2)	16,252,400	7.3%
Artisan Partners Holdings L.P. (3)	14,037,779	6.3%
(1)     According to Schedule 13G/A filed February 4, 2011, BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022, may be deemed to be the beneficial owner of 18,560,060 shares.
(2)    According to Schedule 13G filed February 11, 2011, Capital Research Global Investors, whose address is 333 South Hope Street, Los Angeles, CA 90071, may be deemed a beneficial owner of 16,252,400 shares as a result of Capital Research Global Investors acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(3)    According to Schedule 13G/A filed February 10, 2011, Artisan Partners Holdings L.P., Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, and Carlene M. Ziegler may be deemed to be the beneficial owner of 14,037,779 shares. The address of such entities and persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

Security Ownership of Management and Directors
The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;
•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and
•	all of our executive officers and directors as a group.
The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of
	Shares		Number			Percent
Name	Owned(1)		of Options(2)	Total		of Total
Douglas K. Ammerman	33,004		91,741	124,745		*
Brent B. Bickett	347,092		531,205	878,297		*
Willie D. Davis	41,760		214,328	256,088		*
William P. Foley, II	7,741,978	(3)	2,514,658	10,256,636	(3)	4.59%
Thomas M. Hagerty	40,053		48,445	88,498		*
Daniel D. (Ron) Lane	203,286		101,355	304,641		*
General William Lyon	68,224		47,779	116,003		*
Richard N. Massey	94,060		47,779	141,839		*
Anthony J. Park	242,750	(4)	378,877	621,627	(4)	*
Raymond R. Quirk	1,084,883	(5)	1,120,824	2,205,707	(5)	1.0%
George P. Scanlon	165,023		—	165,023
Peter O. Shea, Jr.	28,181		47,779	75,960		*
Alan L. Stinson	578,487		1,052,539	1,631,026		*
Cary H. Thompson	29,062		93,514	122,576		*
Frank P. Willey	1,520,879		59,685	1,580,564		*
All directors and officers (17 persons)	12,420,139		6,694,420	19,114,559		8.56%
________________________________

*	Represents less than 1% of our common stock.
(1)	Includes the following pledged shares: Mr. Foley 1,919,500 shares; Mr. Quirk 212,113 shares; Mr. Willey 1,441,787 shares; and all directors and officers as a group 3,573,400 shares.
(2)	Represents shares subject to stock options that are exercisable on March 30, 2011 or become exercisable within 60 days of March 30, 2011.
(3)
Included in this amount are 2,995,122 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 708,106 shares held by Foley Family Charitable Foundation.

(4)	Included in this amount are 154,560 shares held by the Park Family Trust.
(5)	Included in this amount are 682,990 shares held by the Quirk 2002 Trust and 47,193 shares held by the Raymond Quirk 2004 Trust.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2010 about our common stock which may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)
Equity compensation plans approved by security holders	21,826,954	13.52	16,629	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	21,826,954	13.52	16,629
(1)    In addition to being available for future issuance upon exercise of options and stock appreciation rights, 16,629 shares under the FNF omnibus plan may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table.

Name	Position with FNF	Age
William P. Foley, II	Executive Chairman of the Board	66
George P. Scanlon	Chief Executive Officer	53
Raymond R. Quirk	President	64
Brent B. Bickett	Executive Vice President, Corporate Finance	46
Anthony J. Park	Executive Vice President and Chief Financial Officer	44
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	49
Daniel K. Murphy	Senior Vice President and Treasurer	44
George P. Scanlon. Mr. Scanlon is the Chief Executive Officer of FNF and he has served in that capacity since October 2010. Previously Mr. Scanlon served as Chief Operating Office since June 2010. Prior to that, Mr. Scanlon served as Corporate Executive Vice President, Finance of FIS since October 2009 and before then as Executive Vice President and Chief Financial Officer of FIS since July 2008. Prior to joining FIS, Mr. Scanlon served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc., a technology company specializing in providing data search and processing products, from November 2000 to September 2001.
Raymond R. Quirk. Mr. Quirk is the President of FNF and he has served in that position since April 2008. Previously, Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer of FNF from October 2006 until May 2007. Mr. Quirk was appointed as President of FNF in 2002 and served in that role until October 2005 when he was named Chief Executive Officer. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.
Brent B. Bickett. Mr. Bickett has served as Executive Vice President, Corporate Finance of FNF since April 2008. He joined FNF in 1999 as a Senior Vice President, Corporate Finance and has served as an executive officer of FNF since that time. Mr. Bickett also serves as Corporate Executive Vice President, Corporate Finance of FIS.

Anthony J. Park. Mr. Park is the Executive Vice President and Chief Financial Officer of FNF and he has served in that position since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005.
Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010 and served in the capacity of Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Corporate Secretary beginning in 2000. Mr. Gravelle also serves as Corporate Executive Vice President, Chief Legal Officer and Secretary of FIS.
Daniel K. Murphy. Mr. Murphy is the Senior Vice President and Treasurer of FNF and has served in that position since October 2008. Prior to being appointed Treasurer of FNF, Mr. Murphy served as Senior Vice President, Finance and Investor Relations of FNF from July 2000 to October 2008.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION
Compensation Discussion and Analysis
The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Executive Summary
In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2010, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. In 2010, our named executive officers were:

•	William P. Foley, II, our Executive Chairman
•	Alan L. Stinson, our Chief Executive Officer until October 20, 2010, and thereafter our Executive Vice President
•	George P. Scanlon, our Chief Executive Officer beginning on November 1, 2010
•	Raymond R. Quirk, our President
•	Anthony J. Park, our Executive Vice President and Chief Financial Officer and
•	Brent B. Bickett, our Executive Vice President, Corporate Finance.
During fiscal 2010, under the leadership of our named executive officers, our company performed well despite another challenging year in the housing and mortgage industries. We produced a pre-tax margin in our title business of 9.5% for the calendar year 2010 and 13.8% in the fourth quarter 2010. In 2010, we generated more than $145 million in pre-tax gains from our investments and portfolio companies. We also returned more than $157 million to our shareholders in the form of dividends and repurchased 8,664,262 shares of our common stock.
Our compensation programs, which emphasize pay for performance, are designed to help us accomplish our business objectives and to foster a high performance culture. Accordingly, our named executive officers' 2010 cash incentives under the FNF annual incentive plan were tied directly to the achievement of pre-established, objectively determinable goals relating to two key measures of our success: return on equity (ROE) and pre-tax margin relating to our title segment. Our strong earnings in 2010 resulted in the compensation earned under the FNF annual incentive plan paying out at or near maximum levels. Nevertheless, 2010 total compensation earned by our named executive officers decreased from amounts earned in 2009, primarily as a result of a one-time payment earned in 2009 upon the realization of performance synergy goals relating to our acquisition of certain underwriters from LandAmerica Financial Group, Inc.
Our compensation programs are also designed to attract high performing executives and to retain our key employees, as there is significant competition in our industry for talented managers. We accomplish these objectives by providing our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives at similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.
Compensation Governance
While we strive to maintain a consistent approach to our executive compensation programs from year to year, we periodically review our compensation programs and make adjustments that are believed to be in the best interests of the Company and our stockholders. As part of this process, we review compensation trends and consider what is thought to be current best practice and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation. To that end, below are highlights of key compensation decisions made by our compensation committee in 2010.

•
Elimination of Modified Single-Trigger Severance Provisions and Excise Tax Gross Ups. In May of 2009, our compensation committee adopted a policy that we will not enter into new employment agreements, or materially amended employment agreements, with our named executive officers that include (1) a single trigger or modified single trigger for payments contingent upon a change in control, or (2) any excise tax gross-up provisions with respect to payments contingent upon a change in control. Single trigger provisions provide for payment upon a change in control and modified single trigger provisions provide for payments upon a voluntary termination of employment following a change in control. In 2010, Mr. Foley agreed to amend his employment agreement to eliminate his modified single-trigger provision, which would have allowed him to receive severance benefits upon a termination of his employment for any reason during the six-month period following a change in control. Additionally, all of our named executive officers agreed in 2010 to amend their employment agreements to eliminate excise tax gross-up provisions. Eliminating the modified single trigger provision in Mr. Foley's agreement will help us retain him during the critical period following a change in control transaction, and thereafter, and elimination of excise tax gross-up provisions will eliminate potentially expensive excise tax gross-up obligations. These amendments are discussed further below.

•	Clawback Policy. We adopted a policy to “clawback” any overpayments of incentive-based or stock-based compensation that was attributable to restated financial results.

•	Performance-Based Vesting. We added a performance-based vesting provision in restricted stock grants to our officers, including our named executive officers.

•
Establishment of Cost Savings Incentive Program. To further our objective of corporate cost savings, we implemented a special incentive under the FNF annual incentive plan. This program is tied to cost savings from October 1, 2010 through October 31, 2011. Aggregate incentives paid under this program are capped at $15 million.

In addition to the 2010 changes described above, some of the improvements made and actions taken over the last two years include the following:

•
requiring that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock - that is, no payment of dividends until the restricted stock vests;

•	requiring that dividends and dividend equivalents on stock-based awards with performance-based vesting conditions not be paid unless the performance-based vesting condition is satisfied;

•	requiring that certain officers, including all of the named executive officers, must hold at least half of the shares of restricted stock that vest for a period of at least six months;

•	using a shorter expiration period for our stock options: we use a seven year expiration period rather than a ten year expiration period;

•	adopting a policy that annual grants of stock options and restricted stock will utilize a vesting schedule of not less than three years;

•	separating the positions of Chief Executive Officer and Chairman into two positions;

•	appointing an independent lead director to help manage the affairs of our board of directors;

•	completing a “risk assessment,” as required under the rules of the Securities and Exchange Commission;

•	using an independent compensation consultant who reports solely to the compensation committee, and who does not provide services other than executive compensation consulting; and

•
significantly increasing the required executive stock ownership multiples, for example, the multiples were increased from five times base salary to ten times base salary for our Executive Chairman and from two times base salary to five times base salary for our President.

Other compensation-related practices we observe include the following:

•	employment agreements with our named executive officers do not contain multi-year guarantees for salary increases, non-performance based bonuses or guaranteed equity compensation;

•	we do not provide income tax reimbursements on executive perquisites or other payments;

•	all of our cash and equity incentive plans are capped at maximum levels; and

•	the conditions to be satisfied before a change in control is deemed to occur under our compensation plans comply with standard guidelines.

Role of Compensation Committee, Compensation Consultant and Executive Officers
Our compensation committee is responsible for approving and monitoring all compensation programs for our named executive officers, as well as our other officers. Our compensation committee is also responsible for administering the FNF annual incentive plan and FNF omnibus plan and approving individual grants and awards under those plans for our executive officers.
To further the objectives of our compensation program, our compensation committee engaged Strategic Compensation Group, LLC, which we refer to as Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. The consultant is engaged to propose compensation amounts with alternatives for the committee to consider.
In 2010, Strategic Compensation Group provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Strategic Compensation Group also assisted our compensation committee in its review of the risks to us of our compensation policies and practices for all employees. Strategic Compensation Group was selected by our compensation committee, reported directly to the committee, received compensation only for services related to executive compensation issues, and neither it nor any affiliated company provided any other services to us.
Mr. Stinson, our Chief Executive Officer until October 20, 2010, was involved in the executive compensation process, providing recommendations on compensation levels and incentive awards for his direct reports. Our Executive Chairman also participated in the executive compensation process by making recommendations with respect to equity-based incentive compensation awards. In addition, Michael L. Gravelle, our Executive Vice President, General Counsel and Secretary, coordinated with the compensation committee's chairman and the consultant in preparing the committee's meeting agendas and, at the direction of the committee, assisted Strategic Compensation Group in gathering financial information about our company and stock ownership information for our executives for inclusion in the consultant's reports to the compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.
While our compensation committee carefully considers the information provided by, and the recommendations of, Strategic Compensation Group and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any recommended compensation decisions.
Establishing Executive Compensation Levels
When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentives, our compensation committee considers a number of qualitative and quantitative factors it deems important, including:

•	the executive officer's experience, knowledge, skills, level of responsibility and potential to influence the company's performance;

•	the executive officer's prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our objectives and strategy;

•	our financial performance in the prior year;

•	the need to retain and motivate executives (even in the current business cycle, it is critical that the company not lose key people and long term incentives can help to retain key people);

•	corporate governance and regulatory factors related to executive compensation; and

•	marketplace compensation levels and practices.
In evaluating the compensation of our Chief Executive Officer's direct reports, the committee also considers the Chief Executive Officer's recommendations to the committee. This includes the compensation of the other named executive officers, based on his review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Our Chief Executive Officer does not make a recommendation to the compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. The compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To support its review of our executive compensation and benefit programs for 2010, the compensation committee engaged Strategic Compensation Group to conduct a marketplace review of the compensation we pay to our executive officers. The compensation committee has the sole authority to approve the independent compensation consultant's fees and terms of engagement. Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. The marketplace compensation data provided a point of reference for our compensation committee, but our compensation committee ultimately made compensation decisions based on all of the factors described above.
Strategic Compensation Group worked with our compensation committee in determining the marketplace compensation surveys that would be included in the marketplace compensation data. Strategic Compensation Group used three marketplace data sources: (1) a general executive compensation survey prepared by Towers Perrin, which contained data on over 400 companies; (2) a general executive compensation survey prepared by CompAnalyst Executive of over 3,000 companies with a specific focus on 140 companies with revenues of between $5 billion and $7.5 billion and (3) compensation information for the following group of 20 companies, which were selected because of their revenues, nature and complexity of operations and because they compete with us for business and executive talent. The group consisted of:

•	American Financial Group	•	CoreLogic/First American Corporation
•	Aon Corp.	•	Hartford Financial
•	Arch Capital Group	•	Lincoln National
•	Assurant Inc.	•	PartnerRe
•	Automatic Data Processing, Inc.	•	Principal Financial Group
•	Axis Capital Holdings	•	Sungard Data Systems
•	W.R. Berkley Corp.	•	Transatlantic Holdings
•	CNA Financial Corp	•	Unum Group
•	Discover Financial	•	White Mountains Insurance Group
•	Everest Re Group	•	XL Capital Ltd.
The revenue range of these companies was between $2.8 billion and $10 billion, with a median revenue of $6.1 billion.
In 2010, our named executive officers' total compensation was between the 50th and 75th percentiles of all of the marketplace data, except Mr. Park's total compensation was below the 50th percentile. Our compensation committee considered all of this compensation data in making its compensation decisions in 2010. Our compensation committee reviewed the marketplace data to assess whether the named executive officers' proposed compensation was within a “market” range of compensation.
While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Foley, the compensation committee considered his success as the overall leader of the company in developing and implementing the company's long-term strategy, his substantial knowledge of and contributions to the overall management of the company's title operations, and his leadership in connection with the company's successful investments in portfolio companies. In determining the total compensation for Mr. Scanlon, the compensation committee considered his role and responsibility as Chief Executive Officer particularly in connection with his responsibility of implementing the company's long term strategic plan. In determining the total compensation of Mr. Stinson, the compensation committee considered his stepping down as Chief Executive Officer of the company effective as of October 20, 2010, and reduced his compensation accordingly. In determining the total compensation for Mr. Quirk, the compensation committee considered his twenty-five years of experience with the company working in the title business and importance to the continued successful operation of the company's title business. In determining the total compensation for Mr. Park, the compensation committee considered his role and responsibility for accounting and financial reporting matters, as well as his 20 years of experience with the company. In determining the total compensation for Mr. Bickett, the compensation committee considered his contribution to corporate finance matters, corporate development and mergers and acquisitions.
The peer group information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Components of Total Compensation and Pay Mix
We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, also enjoy limited additional benefits. The compensation earned by our named executive officers in 2010 consisted of the following:

Purpose of the Compensation Program
Salary	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and reasonable.
Annual Cash Incentive
Cash incentives under the FNF annual incentive plan are designed to motivate our employees to work towards improving our performance for the fiscal year and help attract and retain key employees. We may also seek to motivate our executives to achieve targeted results by adopting a tailored cash incentive under the FNF annual incentive plan, such as our 2011 corporate costs savings incentive adopted to achieve specific cost reductions.

Performance-Based Restricted Stock
Performance-based restricted stock helps to tie our named executive officers' long-term financial interests to our company's operating income margin performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market competitive position for total compensation.

Stock Options
Stock options are worth nothing unless our stock price rises after the grant. For 2010, Mr. Scanlon was the only executive to receive an FNF stock option grant. Mr. Foley received a 2010 grant of stock options in a minority-owned subsidiary, Ceridian Corporation.

Benefits & Other
Our named executive officers' benefits result primarily from company-wide employee benefit programs. Named executive officers may also be provided with travel on the company aircraft for security reasons.

Allocation of Total Compensation for 2010
As illustrated in the table below, a significant portion of each named executive officer's total compensation is based on performance-based cash and stock incentives that are tied to our financial performance and stock price. The following table shows the allocation of 2010 Total Compensation reported in the Summary Compensation Table among the various components:

	Salary	Cash Incentive	Performance Restricted Stock	Stock Options	Benefits and Other Compensation	Total Compensation
William P. Foley	5.2%	33.4%	43.0%	12.7%	5.7%	100.0%
George Scanlon	8.3%	23.1%	55.8%	12.3%	0.5%	100.0%
Alan L. Stinson	26.2%	60.8%	—	—	13.0%	100.0%
Raymond R Quirk	12.5%	38.1%	46.7%	—	2.7%	100.0%
Anthony J. Park	20.7%	41.1%	34.7%	—	3.5%	100.0%
Brent B. Bickett	9.7%	45.9%	33.8%	—	10.6%	100.0%
In 2010, as in prior years, our named executive officers' compensation had a heavy emphasis on “at-risk” performance-based components of annual cash incentives and long-term equity awards. Combined, the annual and long-term incentives provided to our executive officer group (excluding Mr. Stinson) comprised between 76% and 91% of their total compensation in 2010. Mr. Stinson did not receive a long-term equity award in 2010 because he was no longer an executive officer when we granted the awards in November.
Our compensation committee believes this emphasis on performance-based incentive compensation, which links a significant portion of our named executive officers' compensation with our annual and long-term financial performance and profitability, is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers' interests with the interests of our stockholders.
Our compensation committee also believes a significant portion of our named executive officers' incentive compensation should be allocated to stock-based compensation, because of the direct alignment it creates between the interests of our named executive officers and our stockholders. Consequently, for 2010, as reflected in the table above, a majority of our named executive officers' total compensation was provided in the form of stock-based incentives.
In 2010, the principal, regularly provided components of compensation for our named executive officers consisted of:

•	base salary;

•	performance-based annual cash incentives; and

•	long-term equity-based incentives, consisting of restricted stock.

In addition, in October 2010, we implemented a special incentive related to corporate cost savings in which Messrs. Scanlon, Quirk and Park participate. The incentive, which was adopted under the FNF annual incentive plan, is discussed below. We also provided our named executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs.
Following is a summary of the principal components of our 2010 compensation program for our named executive officers.
Base Salary
Although the emphasis of our compensation program is on performance-based, at-risk pay, we also provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in the named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by Strategic Compensation Group, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.
Mr. Foley's had the same base salary of $600,000 in 2009 and 2010. Mr. Scanlon's base salary was $500,000 effective June 1, 2010 and increased from $500,000 to $600,000 effective November 1, 2010 to reflect his new role as Chief Executive Officer. Mr. Stinson's base salary was decreased from $648,000 to $600,000 effective January 1, 2010, and his base salary was further reduced to $240,000 effective as of October 20, 2010 to reflect his stepping down from his position as Chief Executive Officer. Mr. Quirk had the same base salary of $740,000 in 2009 and 2010. Mr. Bickett's base salary was increased from $168,500 to $183,000 in 2010, and Mr. Park's base salary was increased from $375,000 to $400,000 in 2010, in each case, based on our analysis of peer compensation data provided by Strategic Compensation Group.
Annual Performance-Based Cash Incentive
We generally award short-term cash incentives based upon the achievement of performance goals over the year. We provide the short-term incentives to our named executive officers under an incentive plan that is designed to allow the incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Internal Revenue Code. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance goals are not met. We use the incentive plan to provide a material portion of the named executive officers' total compensation in the form of at-risk, performance-based pay.
In 2010, the short-term incentives were based on annual performance. The performance goals were established at the beginning of 2010, with payment of any amounts earned after year end, subject to continued employment on December 31, 2010. We used annual performance measures, rather than quarterly measures, in 2010 because we believed some of the extreme volatility in the title business decreased from the prior year.
The short-term incentive award targets were established by our compensation committee as described above for our named executive officers as a percentage of the individual's base salary at the end of 2010. Mr. Foley's target was reduced in 2010 from 250% to 200% of his base salary to reflect a decrease in the amount of time Mr. Foley was expected to spend in his role as Executive Chairman. Mr. Stinson's target was reduced in 2010 from 150% to 125% of his base salary for the period from January 1, 2010 through September 30, 2010. Commencing October 1, 2010, Mr. Stinson is eligible to receive a discretionary annual bonus based on performance. For the period from June 1, 2010 through October 31, 2010, Mr. Scanlon's target bonus was 125% of his base salary, and when Mr. Scanlon was appointed Chief Executive Officer effective November 1, 2010, his target bonus was increased to 150% of his base salary, which our compensation committee believed to be an appropriate increase considering his new role. Messrs. Quirk's and Bickett's target was 150% of base salary, and Mr. Park's target was 100% of base salary, which were unchanged from their 2009 target percentages. The ranges of possible payments under the incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.
The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals.

•	If threshold performance is achieved, the incentive payout will equal 50% of the executive's target incentive opportunity.

•	If target performance is achieved, the incentive payout will equal 100% of the executive's target incentive opportunity.

•	If maximum performance is achieved, the incentive payout will equal 200% (300% for Mr. Foley) of the executive's target incentive opportunity.

•	Between these levels, the payout is prorated.
The committee retained discretion to reduce, but not to increase, the amounts earned, but no such discretion was exercised in 2010.

Threshold performance levels were established to challenge our named executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate and achieve performance levels that reach beyond what is expected of us as a company. Our use of minimum and maximum award opportunity levels has remained consistent over the years.
Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and the compensation committee. In setting 2010 performance targets, our compensation committee considered the following:

•	2010 performance targets as compared to our 2010 business plan;

•	2010 performance targets as compared to 2009 performance targets and 2009 actual performance;

•	2010 performance targets as compared to the investment community's expectations for our competitors; and

•	2010 performance targets and the effect on growth and margins.
The 2010 performance goals were return on equity, or ROE, and pre-tax margin relating to our title segment. ROE is a measure of profit earned in comparison to the total amount of stockholder equity. ROE was selected as a relevant performance goal because it is an effective measure of financial success and it is commonly used within our title industry. The use of ROE as a performance goal encourages executive officers to pursue responsible growth and investment opportunities that provide desired returns. Moreover, we believe that ROE is a measure that is clearly understood by both our executive officers and stockholders. ROE was calculated by taking GAAP net income for 2010 and dividing it by total stockholders' equity as of the beginning of 2010. We selected pre-tax margin (relating to our title segment) as a measure for the short-term incentives because we believe pre-tax margin is a financial measure that is significantly influenced by the performance of our executives, and it aligns the executives' short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within our title industry. Pre-tax margin is determined by dividing the earnings before income taxes and noncontrolling interests for the Fidelity National Title Group segment by total revenues of the Fidelity National Title Group segment. Both performance goals have a significant impact on long-term stock price and the expectations of the investment community.
Final calculations are subject to adjustment for acquisitions, divestitures, major restructuring charges, non-budgeted discontinued operations and currency fluctuations. In 2010, we did not make any adjustments to the performance targets in calculating the 2010 performance results.
Set forth below are the 2010 weightings of these performance measures, threshold target and maximum performance levels, and 2010 results.

Performance Metric	Weight	Threshold	Target	Maximum	Results
ROE	50%	5%	7.5%	10%	11.06%
Pre-Tax Margin (Title Segment)	50%	5%	7.5%	10%	9.53%
The table below lists our named executive officers’ 2010 annual salary, annual incentive target as a percentage of annual salary, and incentives paid for 2010 based on achievement of the targets as set forth in the table above.

		2010	2010
	2010	Annual	Total
	Base	Incentive	Incentive
Name	Salary	Target	Paid
William P. Foley	$600,000	200%	$3,373,291
Alan L. Stinson (1)	600,000	125%	1,071,865
George P. Scanlon (2)	600,000	150%	782,064
Anthony J. Park	400,000	100%	762,215
Raymond R. Quirk	740,000	150%	2,115,147
Brent B. Bickett	183,000	150%	524,022
(1)    The table reflects Mr. Stinson's annual base salary for the period from January 1, 2010 to September 30, 2010 and target bonus percentage as of September 30, 2010. Mr. Stinson's 2010 incentive paid is based on an annual salary of $600,000 and an annual target incentive of 125% for a nine month period in 2010.

(2)    The table reflects Mr. Scanlon's annual base salary and target bonus percentage as of November 1, 2010. Prior to November 1, 2010, Mr. Scanlon's annual base salary and target bonus percentage were $500,000 and 125%, respectively. Mr. Scanlon's 2010 incentive paid is based on an annual salary of $500,000 and a target bonus percent of 125% (250% maximum) for five months in 2010 and an annual base salary of $600,000 and target bonus percentage of 150% (300% maximum) for two months in 2010.
Long-Term Equity Incentives
The underlying principles of our equity incentive program are to attract, retain and motivate talented executives, to emphasize performance-based compensation and focus our executives on objective, measurable results, and to align our executives' interests with the interests of our stockholders. Our approach to long-term equity incentives generally has two elements: (1) an annual grant of stock-based incentives that vests over several years, and (2) stock ownership guidelines for our officers. Our 2010 stock-based incentive grants and our stock ownership guidelines are described below.
We have a stockholder-approved incentive plan, the FNF omnibus plan, which we use for long-term incentive awards. The FNF omnibus plan allows us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards.
In November 2010, we granted performance-based restricted stock to our named executive officers, other than Mr. Stinson, under the FNF omnibus plan. Because of Mr. Stinson's change in position, we did not include him in this grant. The performance element is based upon achievement of pre-tax margin in our title segment of 4% in at least two of the five quarters beginning October 1, 2010. In the fourth quarter of 2010, we achieved a pre-tax margin in our title segment of 13.8%. Calculation of the goal excludes claim loss reserve adjustments (positive or negative) for prior period loss development, extraordinary events or accounting adjustments, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations. We selected pre-tax margin since it measures our achievements in operating efficiency, profitability and capital management. In addition, it is a key measure used by investors and has a significant impact on long-term stock price and street expectations. We believe these awards help us create long-term stockholder value by linking the interests of our named executive officers, who are in positions to directly influence stockholder value, with the interests of our stockholders. In addition to aligning the executive's interest with the interests of our stockholders, our compensation committee believes these restricted stock awards aid in retention because the executive must remain employed for at least three years before the restricted stock is eligible to fully vest. Additionally, after the shares vest, our named executive officers must hold half of the total number of shares for six months. Our named executive officers will receive credit for dividends paid on the shares at the same time as paid to regular shareholders, but those dividends will be subject to the same vesting requirements of the underlying shares-in other words, if the underlying shares do not vest, the dividends are forfeited. The number of shares subject to the restricted stock awards is disclosed in the Grants of Plan-Based Awards table.
Unlike in past years, we decided not to grant stock options in 2010 as part of our annual grant. We granted equity awards in the form of restricted stock because we believe that grants of restricted stock are well suited to accommodate performance conditions and we had a limited number of shares available for grant under our equity incentive plan.
We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties. An example of this was a grant of 100,000 stock options to Mr. Scanlon upon his hiring as an incentive to join us.
Our compensation committee considers several qualitative and quantitative factors when determining award levels, and ultimately uses its judgment when determining the terms of individual awards. The factors the committee considers include the following:

•	an analysis of competitive marketplace compensation data provided to our compensation committee by Strategic Compensation Group;

•	the executive's level of responsibility and ability to influence our performance;

•	the executive's level of experience, skills and knowledge;

•	the need to retain and motivate highly talented executives, especially considering the current down business cycle; and

•	our current business environment, objectives and strategy.
While our compensation committee considered each of the factors set forth above in arriving at the specific awards granted to each of our named executive officers in 2010, its determination was not formulaic; rather, our compensation committee exercised its discretion to make subjective decisions based on the totality of the factors.

In addition, in November 2010, the board of directors of our minority-owned subsidiary, Ceridian Corporation, discussed how Mr. Foley has been instrumental in establishing the strategic direction of Ceridian and placing it on a path to growth and profitability. Consequently, the Ceridian board of directors granted Ceridian stock options to Mr. Foley as a reward for his contributions and as an incentive to contribute to Ceridian prosperity going forward. Ceridian is a very important investment of FNF, and we believe Mr. Foley's future involvement with Ceridian is important to the success of that investment. The Ceridian board of directors granted Mr. Foley 300,000 stock options at a $10 exercise price. Half of these options are subject only to time-based vesting over two years, and the other half vest only if Ceridian's book common equity value doubles.
Sedgwick Bonus Payments
On May 28, 2010, we completed the sale of our 32% interest in Sedgwick CMS, a minority-owned affiliate that provides claims management services to large corporate and public sector entities, to a group of private equity funds. We received approximately $225.6 million in proceeds resulting in a pretax gain of approximately $98.4 million as a result of the sale. In recognition of the efforts of certain of our employees in connection with achieving this gain and the successful sale of Sedgwick, the board of directors of Sedgwick awarded bonuses to certain of our employees, including the named executive officers listed below.

Named Executive Officer	Amount
William P. Foley, II	$250,000
Alan L. Stinson	75,000
Brent B. Bickett	350,000
Stock Ownership Guidelines
We established formal stock ownership guidelines in 2006 for all corporate officers, including our named executive officers, and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders. In 2009, we revised the guidelines to increase the stock ownership requirements from five times base salary to ten times base salary for our Executive Chairman and from two times base salary to five times base salary for our President.
The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Chairman	10 x base salary
Chief Executive Officer and President	5 x base salary
Other Officers	2 x base salary
Members of the Board	5 x annual retainer
Each of our named executive officers and non-employee directors met the stock ownership guidelines as of December 31, 2010. The ownership levels are shown in the Security Ownership of Management and Directors table.
2011 Corporate Cost Savings Incentive
In October 2010, we implemented a special incentive under the FNF annual incentive plan tied to corporate cost savings based on the achievement of specific capped levels of savings from October 1, 2010 through October 31, 2011. The purpose of the incentive is to help us reduce overall operating costs, improve profitability margins, increase earnings per share, meet or exceed investor expectations, and positively impact our stock price. Messrs. Scanlon, Quirk and Park participated in the plan because of their ability to achieve corporate cost savings. Messrs. Foley, Bickett and Stinson did not participate in the plan because we expected they would have only limited involvement in achieving the plan's objectives.
“Cost savings” under the program is defined as annualized expense savings from specific actions taken by management which result in real cost savings to us which are over and above the third quarter 2010 “expense baseline” amount of $362 million. Examples of ways that these cost savings may be achieved include a reduction in personnel, a reduction in compensation or benefits, the combination of departments or cost centers, or a change to more efficient processes. Our compensation committee has final authority to determine whether a specific amount will qualify as cost savings under the program, and the committee has the discretion to reduce a participant's incentive earned. Our Chief Financial Officer and Chief Executive Officer will certify the final cost savings calculations to our compensation committee.

The cost savings will be calculated and any resulting incentive will be paid in cash at the end of each quarter during the period of the program. Participants must be employed on the payment date in order to receive any amounts that are earned. The target incentive pool that may be earned and paid to all participants under the program is $10 million based on achievement of $50 million in annualized cost savings. No incentive will be earned until cost savings exceed $25 million. Beyond that $25 million threshold, the incentive earned will be pro-rated to the $50 million target level. If the cost savings exceed the $50 million target before the plan ends, then 20% of the incremental cost savings will be shared with plan participants and distributed using the participant's share of the $10 million target incentive pool. The maximum that may be earned under the plan is $15 million. If we experience a change in control during the term of the program, the program will be terminated and the cost savings will be calculated at the date of the change in control, and any incentive earned will be paid after review by our compensation committee.
Set forth below are the threshold, target and maximum incentive opportunities over the course of the program, and percentage of the incentive pool for Messrs. Scanlon, Quirk and Park. No amounts were paid pursuant to the program in the fourth quarter of 2010.

Name	Threshold Incentive Opportunity ($)	Target Incentive Opportunity ($)	Maximum Incentive Opportunity ($)	Share of the Pool (%)
George P. Scanlon	1,375,000	2,750,000	4,125,000	27.5
Raymond R. Quirk	875,000	1,750,000	2,625,000	17.5
Anthony J. Park	300,000	600,000	900,000	6.0
Adoption of Clawback Policy
In December of 2010, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results.
Retirement and Employee Benefit Plans
We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.
401(k) Plan
We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $16,500 in 2010. We did not make matching contributions in 2010.
A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs on a pro rata basis over an employee’s first three years of employment with the company.
Deferred Compensation Plan
We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. A description of the plan and information regarding the named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.
Employee Stock Purchase Plan
We sponsor an Employee Stock Purchase Plan, which we refer to as the ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits
We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and related footnote.
Additional Benefits
We provide few additional benefits to our executives. In general, the additional benefits provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2010, certain of our named executive officers received personal use of corporate aircraft and a minimal amount of club membership dues. In addition, Mr. Foley received financial planning services. Our compensation committee regularly reviews the additional benefits provided to our executive officers and believes they are minimal. Further detail regarding additional benefits in 2010 can be found in the Summary Compensation Table under the column All Other Compensation and related footnote.
Employment Agreements and Post-Termination Compensation and Benefits
We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.
Effective as of February 4, 2010, we entered into amendments to the employment agreement with each of our named executive officers. Among other changes, each amendment eliminates the named executive officer’s right to receive a tax gross-up for excess parachute payments. Each amendment provides that if any payments or benefits to be paid to the named executive officer under the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the named executive officer may elect for the payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If the named executive officer does not elect to have the payments reduced, he is responsible for payment of any excise tax resulting from the payments and will not be entitled to a gross-up payment from us. We eliminated the gross up provisions to avoid the expense of an excise tax gross-up obligation.
The amendment to Mr. Foley’s employment agreement also reduces his annual incentive target from 250% of his annual base salary to 200% of his annual base salary, and eliminates our obligation to make severance payments to him in the event he terminates his employment following a change in control without good reason. We removed the severance provision from Mr. Foley’s employment agreement to help us retain him during the critical period following a transaction, and we lowered his target annual incentive potential in response to challenging market conditions.
On October 20, 2010, we announced that Mr. Stinson stepped down from his position as Chief Executive Officer and that Mr. Scanlon was named our new Chief Executive Officer. In connection with this change, we entered into an amended employment agreement effective November 1, 2010 with Mr. Scanlon. The amended agreement provides for a base salary of $600,000 per year and a target bonus opportunity under the FNF annual incentive plan of 125% (with a maximum of up to 250%) of base salary for the period from June 1, 2010 through October 31, 2010 and a target bonus opportunity of 150% (with a maximum of up to 300%) of his base salary from November 1, 2010 through the remainder of the employment term. We also entered into an amended employment agreement with Mr. Stinson pursuant to which he serves as Executive Vice President. This agreement provides for a base salary of $240,000 per year. Commencing October 1, 2010, Mr. Stinson is eligible to receive a discretionary annual bonus based on performance.
Tax and Accounting Considerations
Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under the FNF annual incentive plan and the FNF omnibus plan.
Compensation paid under the FNF annual incentive plan and awards granted under the FNF omnibus plan are generally intended to qualify as performance-based compensation. However, our compensation committee may approve compensation, such as time-vesting restricted stock awards, that will not meet these requirements.

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under generally accepted accounting principles.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Daniel D. (Ron) Lane
Richard N. Massey
Cary H. Thompson
Executive Compensation
The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.
Summary Compensation Table

						Non-Equity
						Incentive
						Plan
				Stock	Option	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
William P. Foley, II	2010	560,000	250,000	4,673,212	1,380,000	3,373,291	622,461	10,858,964
Chairman of the Board	2009	585,000	—	2,812,000	8,328,300	5,995,506	572,414	18,293,220
	2008	485,000	—	2,954,069	2,485,333	—	847,401	6,771,803
George P. Scanlon *	2010	308,333	75,000	2,076,976	459,247	782,064	18,871	3,720,491
Chief Executive Officer
Alan L. Stinson *	2010	494,000	75,000	—	—	1,071,865	246,846	1,887,711
Chief Executive Officer	2009	642,000	—	1,406,000	498,630	2,562,637	269,771	5,379,038
	2008	536,667	—	1,589,981	1,242,667	—	361,533	3,730,848
Anthony J. Park	2010	383,541	—	643,858	—	762,215	63,399	1,853,013
Executive Vice	2009	363,029	—	421,800	149,589	1,325,940	78,256	2,338,614
President and Chief Financial Officer	2008	359,375	—	530,469	397,653	—	133,226	1,420,723
Raymond R. Quirk	2010	690,666	—	2,596,223	—	2,115,147	149,462	5,551,498
President	2009	721,500	—	1,757,500	698,082	4,438,783	187,809	7,803,674
	2008	709,167	—	1,444,331	1,242,667	—	329,868	3,726,033
Brent B. Bickett	2010	183,000	350,000	643,858	—	524,022	201,943	1,902,823
Executive Vice	2009	164,287	—	421,800	149,589	1,004,721	211,940	1,952,337
President, Corporate Finance	2008	159,787	—	435,840	437,419	—	298,750	1,331,796
* Mr. Stinson served as our Chief Executive Officer until October 20, 2010, and now holds the title of Executive Vice President. Mr. Scanlon began serving as our Chief Executive Officer effective November 1, 2010, and prior to that was our Chief Operating Officer since June 1, 2010.

(1)	Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary, if any, into our 401(k) plan, ESPP, or deferred compensation plans.
(2)
The amounts in 2010 with respect to Messrs. Foley, Stinson and Bickett reflect bonus payments by our former minority-owned affiliate, Sedgwick CMS, upon closing of the sale of our investment in Sedgwick to a third party. The amount in 2010 with respect to Mr. Scanlon reflects a one time bonus paid at the initiation of his employment.

(3)
Represents the grant date fair value of restricted stock awards granted in 2010, 2009 and 2008, computed in accordance with ASC Topic 718, excluding forfeiture assumptions. These awards consisted of our restricted shares issued under the FNF omnibus plan. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. The amounts for 2008 also include $577,500, $231,000, and $231,000 with respect to Messrs. Foley, Stinson and Bickett, respectively, relating to the February 14, 2008 grant of Remy restricted stock. As of March 30, 2011 we owned approximately 47% of Remy’s common stock and account for it under the equity method.

(4)
Represents the grant date fair value of stock option awards granted in 2010, 2009 and 2008, computed in accordance with ASC Topic 718. These awards consisted primarily of options issued as part of our 2009 and 2008 long-term incentive compensation programs issued under the FNF omnibus plan. The amount for 2010 also includes a grant of options to Mr. Scanlon upon initiation of his employment in 2010, which were granted under the FNF omnibus plan. Assumptions used in the calculation of this amount is included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. The amounts for 2010 also include $1,380,000 with respect to Mr. Foley relating to the December 7, 2010 grant of options by Ceridian Corporation. As of March 30, 2011 we owned approximately 33% of Ceridian's common stock and account for it under the equity method.

(5)	Represents amounts earned in 2010 under the FNF annual incentive plan.
(6)
Amounts shown for 2010 include matching contributions to our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; fees received for services on the boards of directors of affiliates; personal use of a company airplane; club dues; and accounting fees, as set forth below:

	Foley	Scanlon	Stinson	Park	Quirk	Bickett
ESPP Matching Contributions	42,750	18,750	—	26,719	35,150	12,006
Restricted Stock Dividends	140,667	—	70,332	30,590	99,982	21,031
Life Insurance Premiums	1,143	121	1,143	90	594	135
Director Fees Paid By Affiliates	204,750	—	122,504	—	—	154,000
Personal Airplane Use	188,420	—	46,867	—	13,736	8,771
Club Dues	—	—	6,000	6,000	—	6,000
Accounting Fees	44,731	—	—	—	—	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2010.
Grants of Plan-Based Awards

								(i)		(k)
								All Other		Grant Date
					Estimated Possible			Option	(j)	Fair
		Estimated Possible Payouts Under			Payouts Under			Awards:	Exercise	Value
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	or Base	of Stock
		Awards(1)			Awards(2)			Securities	Price of	and
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Underlying	Option	Option
(a)	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	($/Share)	($)
William P. Foley, II	11/12/2010	—	—	—	—	339,623	—	—	—	4,673,212
	12/7/2010	—	—	—	—	—	—	300,000	10.00	1,380,000
	Annual Incentive Plan	600,000	1,200,000	3,600,000	—	—	—	—	—	—
Alan L. Stinson	Annual Incentive Plan	375,000	750,000	1,500,000	—	—	—	—	—	—
George P. Scanlon	6/1/2010	—	—	—	—	—	—	100,000	13.99	459,247
	11/12/2010	—	—	—	—	150,943	—	—	—	2,076,976
	Annual Incentive Plan	312,500	625,000	1,250,000	—	—	—	—	—	—
	Corporate Cost Savings Incentive Plan	1,375,000	2,750,000	4,125,000	—	—	—	—	—	—
Raymond R. Quirk	11/12/2010	—	—	—	—	188,679	—	—	—	2,596,223
	Annual Incentive Plan	555,000	1,110,000	2,220,000	—	—	—	—	—	—
	Corporate Cost Savings Incentive Plan	875,000	1,750,000	2,625,000	—	—	—	—	—	—
Anthony J. Park	11/12/2010	—	—	—	—	46,792	—	—	—	643,858
	Annual Incentive Plan	200,000	400,000	800,000	—	—	—	—	—	—
	Corporate Cost Savings Incentive Plan	300,000	600,000	900,000	—	—	—	—	—	—
Brent B. Bickett	11/12/2010	—	—	—	—	46,792	—	—	—	643,858
	Annual Incentive Plan	137,250	274,500	549,000	—	—	—	—	—	—

(1)
The amounts shown in column (c) reflect the minimum payment levels under the FNF annual incentive plan and corporate cost savings incentive plan. The minimum payout levels are 50% of the target amounts shown in column (d) under the FNF annual incentive plan and corporate cost savings incentive plan. The amount shown in column (e) under the FNF annual incentive plan for everyone except Mr. Foley is 200% of the target amount. For Mr. Foley, the amount in column (e) is 300% of the target amount. For Mr. Scanlon, for the period from June 1, 2010 through October 31, 2010, Mr. Scanlon's target bonus is 125%, with a maximum of up to 250% of his base salary during such period. For the period from November 1, 2010 through the remainder of the employment term, Mr. Scanlon's target bonus is 150%, with a maximum of up to 300% of his base salary during such period. Other than as described in the previous sentence for Mr. Scanlon, these amounts are based on the individual's 2010 salary and position. The amounts shown in column (e) under the corporate cost savings incentive plan are the maximum potential incentives that may be earned under that plan based on the performance formula under the plan. The maximum incentive potential is 150% of the target incentive potential.

(2)	The amounts shown in column (g) reflect the number of shares of performance-based restricted stock granted to each named executive officer under the FNF omnibus plan.
(3)
The amount shown in column (i) for Mr. Scanlon reflects the number of stock options granted under the FNF omnibus plan on June 1, 2010 (grant date fair value per option is $4.59 per option). The amount shown for Mr. Foley in column (i) reflects the number of Ceridian stock options granted to Mr. Foley on December 7, 2010 (grant date fair value per option is $4.60 per option).

Employment Agreements
We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section.
William P. Foley
We entered into a three-year amended and restated employment agreement with Mr. Foley, effective July 2, 2008, to serve as our executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $600,000. Prior to the amendment described below, Mr. Foley’s annual cash incentive target was 250% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, we entered into an amendment to Mr. Foley’s employment agreement with Mr. Foley. The amendment provides that, if any payments or benefits to be paid to Mr. Foley pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Foley may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Foley does not elect to have such payments so reduced, Mr. Foley is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
The amendment to Mr. Foley’s employment agreement also (i) reduces his annual incentive bonus target from 250% of his annual base salary to 200% of his annual base salary, and (ii) eliminates the obligation of the Company to make severance payments to Mr. Foley in the event he terminates his employment following a change in control without good reason.
Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Alan L. Stinson
We entered into a three-year amended and restated employment agreement with Mr. Stinson, effective January 1, 2009, to serve as our Chief Executive Officer. Effective as of October 20, 2010, we entered into an amendment to Mr. Stinson's employment agreement with Mr. Stinson. Mr. Stinson will serve as Executive Vice President, reporting to the Chairman of the board of directors. The term of the employment agreement is three years and will continue on a month to month basis thereafter unless earlier terminated. Commencing on October 20, 2010, we will pay Mr. Stinson a base salary of $240,000 per year. Mr. Stinson is eligible for an incentive bonus opportunity under the FNF annual incentive plan for 2010, with amounts payable depending on performance relative to targeted results. Mr. Stinson's target annual bonus is 125% of his base annual base salary for the period from January 1, 2010 through September 30, 2010. Commencing October 1, 2010, Mr. Stinson is eligible to receive a discretionary annual bonus based on performance. Mr. Stinson is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Stinson and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Stinson is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee. The employment agreement also provides that, if any payments or benefits to be paid to Mr. Stinson pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stinson may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Stinson does not elect to have such payments so reduced, Mr. Stinson is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Stinson's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
George P. Scanlon
We entered into an employment agreement with Mr. Scanlon, effective as of June 1, 2010, to serve as our Chief Operating Officer. However, we entered into a new three-year amended and restated employment agreement with Mr. Scanlon, effective November 1, 2010, to serve as our Chief Executive Officer, with a provision for automatic annual extensions on the first anniversary of the effective date and for an additional year each anniversary thereafter unless either party gives written notice to the other not to extend the employment term at least 270 days before such extension would be effectuated. We will pay Mr. Scanlon a base salary of no less than $600,000 per year. Mr. Scanlon is eligible for an annual incentive bonus opportunity under the FNF annual incentive plan, with amounts payable depending on performance relative to targeted results. For the period from June 1, 2010 through October 31, 2010, Mr. Scanlon's target bonus is 125% of his base salary during such period, with a maximum of up to 250% of his base salary during such period. For the period from November 1, 2010 through the remainder of the employment term, Mr. Scanlon's target bonus is 150% of his base salary during such period, with a maximum of up to 300% of his base salary during such period. Mr. Scanlon is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Scanlon and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Scanlon is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee. The employment agreement also provides that, if any payments or benefits to be paid to Mr. Scanlon pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Scanlon may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Scanlon does not elect to have such payments so reduced, Mr. Scanlon is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Scanlon's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Raymond R. Quirk
We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008, to serve as our President, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Quirk’s minimum annual base salary is $740,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, the Company and Mr. Quirk entered into an amendment to Mr. Quirk’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Quirk pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Quirk may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Quirk does not elect to have such payments so reduced, Mr. Quirk is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Anthony J. Park
We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008, to serve as our Executive Vice President, Chief Financial Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, the Company and Mr. Park entered into an amendment to Mr. Park’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Park pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Park may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Park does not elect to have such payments so reduced, Mr. Park is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett
We entered into a three-year amended and restated employment agreement with Mr. Bickett, effective July 2, 2008, to serve as our Executive Vice President, Corporate Finance, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $168,500, with an annual cash bonus target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, the Company and Mr. Bickett entered into an amendment to Mr. Bickett’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Bickett pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Bickett may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Bickett does not elect to have such payments so reduced, Mr. Bickett is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Annual Incentive Awards
In 2010, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers other than Mr. Stinson. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the named executive officer’s applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.
Corporate Cost Savings Incentive Awards
In 2010, we implemented a special incentive under the FNF annual incentive plan tied to corporate cost savings based on the achievement of specific capped levels of savings from October 1, 2010 through October 31, 2011. Messrs. Scanlon, Quirk and Park participated in the plan. More information about the corporate cost savings incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.
Long Term Equity Incentive Awards
In November, 2010, our compensation committee approved grants of performance-based restricted stock to our named executive officers. The performance element is based upon achievement of pre-tax margin in our title segment of 4% in at least two of the five quarters beginning October 1, 2010. The restricted stock also vests proportionately each year over three years based on continued employment with us. Unlike past years, our compensation committee did not grant stock options in 2010 to our named executive officers, except that our compensation committee granted options to certain persons in connection with new hires, promotions or changes in duties, such as the grant of options to Mr. Scanlon upon initiation of his employment.
More information about the long term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.
Salary and Bonus in Proportion to Total Compensation
The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers’ salary to total compensation for 2010.

Outstanding FNF Equity Awards at Fiscal Year-End

		Option Awards(1)					Stock Awards(2)
									Equity Incentive Plan Awards:
										Market or Payout
				Equity Incentive				Market	Number of Unearned	Value of Unearned
		Number of Securities	Number of Securities	Plan Awards:			Number of Shares or	Value of Shares or	Shares, Units or	Shares, Units or
		Underlying Unexercised	Underlying Unexercised	Number of Securities	Option		Units of Stock	Units of Stock that	Other Rights That	Other Rights That
		Options	Options	Underlying	Exercise	Option	That Have	Have Not	Have Not	Have Not
	Grant	(#)	(#)	Unearned	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)
William P. Foley, II	10/15/2004	732,692	—	—	16.65	10/15/2012	—	—	—	—
William P. Foley, II	8/19/2005	293,077	—	—	17.67	8/19/2015	—	—	—	—
William P. Foley, II	11/8/2007	600,000	200,000	—	13.64	11/8/2015	25,000	342,000	—	—
William P. Foley, II	10/27/2008	888,889	444,444	—	7.09	10/27/2016	55,555	759,992	—	—
William P. Foley, II	1/20/2009	—	—	1,500,000	16.16	1/22/2017	—	—	—	—
William P. Foley, II	11/23/2009	—	—	—	—	—	133,333	1,823,995	—	—
William P. Foley, II	11/12/2010	—	—	—	—	—	—	—	339,623	4,646,043
Alan L. Stinson	10/15/2004	164,856	—	—	16.65	10/15/2012	—	—	—	—
Alan L. Stinson	8/19/2005	109,904	—	—	17.67	8/19/2015	—	—	—	—
Alan L. Stinson	11/8/2007	300,000	100,000	—	13.64	11/8/2015	12,500	171,000	—	—
Alan L. Stinson	10/27/2008	444,445	222,222	—	7.09	10/27/2016	27,777	379,989	—	—
Alan L. Stinson	11/23/2009	33,334	66,666	—	14.06	11/23/2017	66,666	911,991	—	—
George P. Scanlon	6/1/2010	—	100,000	—	13.99	6/1/2017	—	—	—	—
George P. Scanlon	11/12/2010	—	—	—	—	—	—	—	150,943	2,064,900
Anthony J. Park	2/21/2002	22,107	—	—	5.60	2/21/2012	—	—	—	—
Anthony J. Park	12/23/2002	16,079	—	—	8.26	12/23/2012	—	—	—	—
Anthony J. Park	9/10/2004	58,469	—	—	12.77	9/10/2012	—	—	—	—
Anthony J. Park	11/8/2007	130,000	43,333	—	13.64	11/8/2015	5,416	74,091	—	—
Anthony J. Park	10/27/2008	142,222	71,111	—	7.09	10/27/2016	8,889	121,602	—	—
Anthony J. Park	11/23/2009	10,000	20,000	—	14.06	11/23/2017	20,000	273,600	—	—
Anthony J. Park	11/12/2010	—	—	—	—	—	—	—	46,792	640,115
Raymond R. Quirk	10/15/2004	329,712	—	—	16.65	10/15/2012	—	—	—	—
Raymond R. Quirk	11/8/2007	300,000	100,000	—	13.64	11/8/2015	12,500	171,000	—	—
Raymond R. Quirk	10/27/2008	444,445	222,222	—	7.09	10/27/2016	27,777	379,989	—	—
Raymond R. Quirk	11/23/2009	46,667	93,333	—	14.06	11/23/2017	83,333	1,139,995	—	—
Raymond R. Quirk	11/12/2010	—	—	—	—	—	—	—	188,679	2,581,129
Brent B. Bickett	10/15/2004	164,856	—	—	16.65	10/15/2012	—	—	—	—
Brent B. Bickett	8/19/2005	109,904	—	—	17.67	8/19/2015	—	—	—	—
Brent B. Bickett	11/8/2007	90,000	30,000	—	13.64	11/8/2015	3,750	51,300	—	—
Brent B. Bickett	10/27/2008	156,445	78,222	—	7.09	10/27/2016	9,777	133,749	—	—
Brent B. Bickett	11/23/2009	10,000	20,000	—	14.06	11/23/2017	20,000	273,600	—	—
Brent B. Bickett	11/12/2010	—	—	—	—	—	—	—	46,792	640,115
___________________________________________________

(1)
Option grants made in 2010 were granted under the omnibus plan as part of our 2010 long-term incentive compensation. Option grants made in 2009 were granted under the omnibus plan as part of our 2009 long-term incentive compensation and, except with respect to Mr. Foley, vest 33% annually over a period of three years from the date of grant. Mr. Foley’s options granted in 2009 vest in 1/3 increments over three years, provided that if the price of our common stock has not exceeded the amount that is 20% greater than our stock’s closing price on January 20, 2009 ($16.16 multiplied by 1.2, or $19.39), for fifteen consecutive trading days on or before the scheduled vesting date, the portion of the options that would have vested on the scheduled vesting date will vest only if and when the price of a share of our stock has exceeded $19.39 for fifteen consecutive trading days on or before the options’ expiration date. Option grants made in 2008 were granted under the omnibus plan as part of our 2008 long-term incentive compensation and vest 33% annually over a period of three years from the date of grant. Option grants made in 2007 were granted under the omnibus plan as part of our 2007 long-term incentive compensation and vest 25% annually over a period of four years from the date of grant.

(2)
We made the November 2007, October 2008, November 2009 and November 2010 grants under the omnibus plan. The November 2007 grants vest 25% annually over four years. The October 2008 grants vest 33% annually over three years. The November 2009 grants vest 33% annually over three years. The November 2010 grants vest 33% annually over three years provided we achieve pre-tax margin of 4% in our title segment in at least two of the five quarters beginning October 1, 2010.

Outstanding Ceridian Option Awards at Fiscal Year End

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Name		(#)	(#)	($)
William P. Foley, II (1)	12/7/2010	—	300,000	10.00	12/7/2020
(1)    50% of the options vest quarterly over three years from the date of grant, and vest immediately upon a change in control of Ceridian. The remaining 50% vest upon the earliest to occur of (i) a change in control of Ceridian or (ii) following an Initial Public Offering if the equity value of the common stock equals at least $20 and the optionee's service with Ceridian has not terminated.
The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2010 for each of the named executive officers on an aggregated basis:
Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards (2)
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on Exercise	Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
William P. Foley, II	400,000	3,012,952	172,223	2,141,902
Alan L. Stinson	100,000	753,238	83,612	1,055,647
George P. Scanlon	—	—	—	—
Anthony J. Park	56,497	852,393	36,806	501,692
Raymond R. Quirk	251,231	3,620,218	116,945	1,594,063
Brent B. Bickett	130,000	979,209	33,528	378,401
(1) The number of shares acquired on exercise and value realized on exercise for Messrs. Foley, Stinson and Bickett include shares of Sedgwick CMS, our former minority-owned affiliate, upon closing of the sale of our investment in Sedgwick CMS to a third party.
(2)     The number of shares acquired upon vesting includes Remy shares vested on February 14, 2010. The amounts vested were as follows: Mr. Foley 25,000 shares, Mr. Stinson 10,000 shares and Mr. Bickett 10,000 shares.

Nonqualified Deferred Compensation
Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $16,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.
Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2010 rates of return on these investments, are listed in the following table:

	2010		2010
	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Nationwide NVIT Money Market V	0.00%	Goldman Sachs VIT Mid Cap Value	25.00%
PIMCO VIT Real Return Portfolio	8.11%	T. Rowe Price Mid Cap Growth II Portfolio	27.78%
PIMCO VIT Total Return Portfolio	8.12%	Royce Capital Small Cap Portfolio	20.52%
LASSO Long and Short Strategic Opportunities	9.95%	Vanguard VIF Small Company Growth Portfolio	31.79%
T. Rowe Price Equity Income II Portfolio	14.74%	MFS VIT II International Value Svc	8.78%
Dreyfus Stock Index	14.84%	American Funds IS International	7.23%
American Funds IS Growth	18.68%
Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.
Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.
In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•
Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•
In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. None of the named executive officers deferred 2010 compensation under the plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
William P. Foley, II	—	—	211,284	—	1,403,482
Alan L. Stinson	—	—	110,900	—	882,685
George P. Scanlon	—	—	—	—	—
Anthony J. Park	—	—	18,475	—	137,221
Raymond R. Quirk	—	—	—	—	—
Brent B. Bickett	—	—	43,279	111,200	367,141
Potential Payments Upon Termination or Change-in-Control
In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and, where applicable, the named executive officers’ employment agreements if their employment had terminated on December 31, 2010. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards would be dependent on the value of the underlying stock.
For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the Nonqualified Deferred Compensation table and accompanying narrative.
Potential Payments under Employment Agreements
As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits these named executive officers would receive in connection with various employment termination scenarios.
Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause and not due to death or disability, or by the executive for good reason then the executive is entitled to receive:

•	any accrued obligations,
•
other than with respect to Mr. Stinson, who would receive any portion of the 2010 annual incentive that had not otherwise been paid to him, a prorated annual incentive based on the actual incentive the named executive officer would have earned for the year of termination,

•
a lump-sum payment equal to 200% (or 300% in the case of Mr. Foley, or 250% in the case of Mr. Scanlon) of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards (except performance-based awards, which vest pursuant to the terms of the awards),
•	other than with respect to Mr. Stinson, the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums, and
•
other than with respect to Mr. Stinson, other COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments.

If the executive’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations, and
•
other than with respect to Mr. Stinson, who would receive any portion of the 2010 annual incentive that had not otherwise been paid to him, a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

Mr. Scanlon's employment agreement also provides that he will receive any unpaid base salary that would have been paid through the end of the term of his employment agreement, which would end November 1, 2013. In addition, other than with respect to Mr. Scanlon and Mr. Stinson, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.
If the executive’s employment is terminated by FNF for cause or by the executive without good reason our only obligation is the payment of any accrued obligations.
For purposes of each agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,
•	willful neglect of duties,
•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,
•	material breach of the employment agreement, or
•	impeding or failing to materially cooperate with an investigation authorized by our board.
In addition, for Mr. Scanlon, a material breach of the Company's policies, accounting practices or standards of ethics also constitutes “cause.”
For purposes of each agreement, “good reason” includes:

•	a material diminution in the executive’s position or title or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title,
•	a material diminution of the executive’s base salary or annual bonus opportunity,
•
except for Mr. Scanlon, within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in the executive's status, authority or responsibility, (2) a material adverse change in the position to whom the executive reports or to the executive's service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (3) a material diminution in the budget over which the executive has managing authority, or (4) a material change in the geographic location of the executive's place of employment, or

•	our material breach of any of our obligations under the employment agreement.
With respect to Mr. Scanlon, “good reason” includes a material adverse change in the position to whom Mr. Scanlon reports, a material diminution in the managerial authority or a material change in the geographic location of Mr. Scanlon's principal working location.
For purposes of each agreement, other than Mr Scanlon, a "change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,
•
a merger in which we are not the surviving entity, unless our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•
a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,
•
a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our stockholders approve a plan or proposal for the liquidation or dissolution of our Company.

Prior to the amendment of each employment agreement effective February 4, 2010, the employment agreements also provided for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements were subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceed 103% of the safe harbor amount for that tax. Each of the employment agreements was amended effective February 4, 2010 to remove this provision.
Potential Payments Under FNF Omnibus Plan
In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, the FNF omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the FNF omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.
For purposes of the FNF omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),
•	during any period of 2 consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,
•
a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.
Estimated Cash Severance Payments
Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on December 31, 2010. The severance amounts do not include a prorated 2010 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred.
For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would have been made under the employment agreements: Mr. Foley $12,073,444; Mr. Stinson $3,505,274; Mr. Scanlon $3,601,027, Mr. Park $2,467,977; Mr. Quirk $5,825,615; and Mr. Bickett $1,559,119. Upon a termination of the executives' employment due to death or disability, except with respect to Mr. Scanlon, the executives would receive any accrued obligations. In addition to any accrued obligations, Mr. Scanlon would receive any unpaid base salary that would have been paid through the end of the term of his employment agreement, which would have been $1,703,014.
Estimated Equity Values
As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each named executive officer had outstanding unvested stock options and restricted stock awards on December 31, 2010. Under the terms of the FNF omnibus plan and award agreements, these stock options and restricted stock awards would vest upon a change in control. In addition, under the named executive officers' employment agreements, the portion of these stock options and restricted stock awards that vest based solely on the passage of time would vest upon any termination of employment by us not for cause or a termination by the executive for good reason.
In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $13.68 per share, which was the closing price of our common stock on December 31, 2010. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $13.68. Our estimate of the value of equity that would vest assumes that a change in control and, as applicable, a termination of employment occurred on December 31, 2010.
The estimated value of the FNF stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $8,818,664; Mr. Stinson $4,409,336; Mr. Scanlon $0; Mr. Park $1,731,777; Mr. Quirk $4,409,336; and Mr. Bickett $1,551,256. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $5,249,016; Mr. Stinson $1,462,980; Mr. Scanlon $1,032,457; Mr. Park $789,350; Mr. Quirk $2,981,556; and Mr. Bickett $778,707. These same amounts would vest upon a termination of the named executive officers' employment by us not for cause or a termination by the executives for good reason.

Compensation Committee Interlocks and Insider Participation
The compensation committee is currently composed of Daniel D. (Ron) Lane (Chair), Cary H. Thompson, and Richard N. Massey. During fiscal year 2010, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2010, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.
Discussion of our Compensation Policies and Practices as They Relate to Risk Management
We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, ServiceLink, specialty insurance and corporate operations relative to total revenue, total compensation expenses and incentive program expenses.
We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.
With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, our ability to recover any incentive-based compensation pursuant to our clawback policy and the internal and external review of our financials. We also believe that our balance of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives interests with our long-term performance and mitigate risk.
With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short-term, commission-based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.
Director Compensation
Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2010, all non-employee directors received an annual retainer of $60,000, payable quarterly, plus $2,500 for each board meeting he attended in 2010. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on the audit committee, plus a fee of $3,000 for each audit committee meeting he attended in 2010. The chairmen and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $9,000 and $6,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting he attended in 2010. Mr. Ammerman deferred the fees he earned in 2010 for his services as a director and the chairman of the audit committee. Mr. Massey deferred the fees he earned in 2010 for his services as a director. In addition, in 2010 each non-employee director received a long-term incentive award of 10,181 restricted shares except for the lead director, Mr. Hagerty, who received a long-term incentive award of 12,218 restricted shares. The restricted shares were granted under the FNF omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2010:

	Fees Earned or		Option	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Douglas K. Ammerman	120,500	135,000	—	4,033	259,533
Willie D. Davis	103,500	135,000	—	4,033	242,533
Thomas M. Hagerty	77,500	162,011	—	4,473	243,984
Daniel D. (Ron) Lane	121,000	135,000	—	4,033	260,033
General William Lyon	67,500	135,000	—	4,033	206,533
Richard N. Massey	105,500	135,000	—	4,033	244,533
Peter O. Shea, Jr.	75,000	135,000	—	4,033	214,033
Cary H. Thompson	82,500	135,000	—	4,033	221,533
Frank P. Willey	67,500	135,000	—	4,033	206,533

(1)	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a director in 2010.
(2)
These amounts represent the grant date fair value of restricted stock awards granted in 2010, computed in accordance with FASB ASC Topic 718. These awards consisted of restricted shares granted in July 2010 which vest over a period of three years from the grant date. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2010. Restricted stock awards granted for the fiscal year ended December 31, 2010 for each director were as follows: Mr. Ammerman 10,181; Mr. Davis 10,181; Mr. Hagerty 12,218; Mr. Lane 10,181; Mr. Lyon 10,181; Mr. Massey 10,181; Mr. Shea, Jr. 10,181; Mr. Thompson 10,181; and Mr. Willey 10,181. The fair value of the awards as shown above is based on a per share fair value of $13.26. As of December 31, 2010, restricted stock awards outstanding for each director were as follows: Mr. Ammerman 15,957; Mr. Davis 15,957; Mr. Hagerty 19,327; Mr. Lane 15,957; Mr. Lyon 15,957; Mr. Massey 15,957; Mr. Shea, Jr. 15,957; Mr. Thompson 15,957; and Mr. Willey 15,957. As of December 31, 2010, stock option awards outstanding for each director were as follows: Mr. Ammerman 117,962; Mr. Davis 240,549; Mr. Hagerty 97,982; Mr. Lane 151,894; Mr. Lyon 74,000; Mr. Massey 74,000; Mr. Shea, Jr. 74,000; Mr. Thompson 119,735; and Mr. Willey 85,906.

(3)	Amounts shown for all directors reflect dividends paid on shares of restricted stock in 2010.

CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance Guidelines
Our board adopted a set of corporate governance guidelines in September 2005 to provide, along with the charters of the committees of the board, a framework for the functioning of the board and its committees and to establish a common set of expectations as to how the board should perform its functions. The Corporate Governance Guidelines address the composition of the board, the selection of directors, the functioning of the board, the committees of the board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the board must be outside directors whom the board has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 57.
Code of Ethics and Business Conduct
Our board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investor Relations page of our website at www.fnf.com.
Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 57.
The Board
In 2010, our board of directors was composed of Douglas K. Ammerman, Willie D. Davis, William P. Foley, II, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr., Cary H. Thompson, and Frank P. Willey, with Mr. Foley serving as Executive Chairman of the Board.
Our board met five times in 2010. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2010. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a non-management member of the board is designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2011 annual meeting. During 2010, one member of our board attended the annual meeting of stockholders.
Director Independence
Nine of the ten members of our board are non-employees. On January 27, 2011, the board determined that Douglas K. Ammerman, Willie D. Davis, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr. and Cary H. Thompson are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines. Additionally, under these standards, the board determined that William P. Foley, II is not independent because he is the Executive Chairman and an employee of the Company.
Committees of the Board
The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fnf.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 57.

Corporate Governance and Nominating Committee
As of April 11, 2011, the members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair) and Peter O. Shea, Jr. Each of Messrs. Hagerty and Shea was deemed to be independent by the board, as required by the New York Stock Exchange. The corporate governance and nominating committee met one time in 2010.
The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;
•	developing and recommending to the board a set of corporate governance principles applicable to us and reviewing such principles at least annually;
•	establishing procedures for the corporate governance and nominating committee to exercise oversight of the evaluation of the board and management;
•	evaluating, at least annually, the performance of the corporate governance and nominating committee;
•	considering nominees recommended by stockholders; and
•	assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of the corporate governance and nominating committee.
The corporate governance and nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	personal qualities and characteristics, accomplishments and reputation in the business community;
•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
•	ability and willingness to commit adequate time to the board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
•	diversity of viewpoints, background, experience and other demographics of our board.
The corporate governance and nominating committee would consider qualified candidates for directors suggested by current directors, management and our stockholders. The corporate governance and nominating committee and the board apply the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. Stockholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Stockholder Proposals” elsewhere in this proxy statement. Upon receipt of a stockholder-proposed director candidate, the corporate secretary will assess the board’s needs, primarily whether or not there is any current pending vacancy or a possible need to be filled by adding or replacing a director. The corporate secretary will also prepare a director profile by comparing the desired list of criteria with the candidate’s qualifications. Submissions that meet the criteria outlined above and in our Corporate Governance Guidelines will be forwarded to the Chairman of the corporate governance and nominating committee for further review and consideration. To date, no suggestions with respect to candidates for nomination have been received from stockholders.
Audit Committee
As of April 11, 2011, the members of the audit committee are Douglas K. Ammerman (Chair), Willie D. Davis and Daniel D. (Ron) Lane. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Messrs. Ammerman, Davis, and Lane is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The audit committee met eight times in 2010.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;
•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;
•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;
•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;
•	approving audit and non-audit services provided by our independent registered public accounting firm;
•	discussing earnings press releases and financial information provided to analysts and rating agencies;
•	discussing policies with respect to risk assessment and risk management; and
•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.
The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.
Report of the Audit Committee
The audit committee of the board submits the following report on the performance of certain of its responsibilities for the year 2010:
The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted in 2005 and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board to be independent as defined by New York Stock Exchange independence standards. In addition, our board has determined that each of Messrs. Ammerman, Davis and Lane is an audit committee financial expert as defined by Securities and Exchange Commission rules.
In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2010. Management and KPMG LLP reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees).
We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to us is compatible with their independence.
Finally, we discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP at each meeting. Management was present for some, but not all, of these discussions. Our discussions with them included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended 2010 and that KPMG LLP be appointed independent registered public accounting firm for FNF for 2011.
In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934 in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:
AUDIT COMMITTEE
Douglas K. Ammerman (Chair)
Willie D. Davis
Daniel D. (Ron) Lane
Compensation Committee
The members of the compensation committee are Daniel D. (Ron) Lane (Chair), Cary H. Thompson and Richard N. Massey. Each of Messrs. Lane, Thompson and Massey was deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met five times during 2010. The functions of the compensation committee include the following:

•	discharging the board responsibilities relating to compensation of our executives;
•
reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and
•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.
For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 24.
Executive Committee
The members of the executive committee are William P. Foley, II (Chair), Cary H. Thompson and Thomas M. Hagerty, and each of Messrs. Thompson and Hagerty was deemed to be independent by our board. The executive committee did not meet in 2010. Subject to limits under state law, the executive committee may invoke all of the power and authority of the board in the management of FNF.
Board Leadership Structure and Role in Risk Oversight.
We separated the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. In October 2009, our Board of Directors adopted a Charter of Lead Independent Director and appointed one of our independent directors as the Lead Director. The responsibilities of the Lead Director are to:

•	preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;
•	serve as a designated member of the Executive Committee of the Board;
•	call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;
•	review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;
•
serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and stockholders;
•	advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and
•	be available to major shareholders for consultation and direct communication.
The Board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine.

The Board administers its risk oversight function directly and through committees. The Audit Committee oversees the Company’s financial reporting process, risk management program, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management identifies strategic risks of the Company and aligns the annual audit plan with the auditable risks. Management presents the identified risks and the audit plan to the Audit Committee for review and approval. Management also reports quarterly to the Audit Committee and the Board regarding claims. The Audit Committee also receives quarterly reports on compliance matters. The Corporate Governance and Nominating Committee considers the adequacy of the Company’s governance structures and policies. The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs create risks that are likely to have a material adverse effect on the Company. Each committee provides reports on its activities to the full Board.
Contacting the Board
Any stockholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.
Certain Relationships and Related Transactions
Certain Relationships with FIS
Our Chairman, William P. Foley, II, also serves as the Chairman of the board of directors of FIS. In addition to Mr. Foley, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FIS. We refer to these directors as the dual-service directors. Brent B. Bickett, who serves as our Executive Vice President, Corporate Finance, also serves as Executive Vice President, Corporate Finance for FIS. Michael L. Gravelle, who serves as our Executive Vice President, General Counsel and Corporate Secretary, also serves as Executive Vice President, Chief Legal Officer and Corporate Secretary of FIS. In addition to their employment agreements with us, Messrs. Bickett and Gravelle also have employment agreements with FIS. We refer to Messrs. Foley, Bickett and Gravelle as the overlapping officers. Each of the dual-service directors and each of the overlapping officers during 2010 owned common stock, and options to buy additional common stock, of both our company and of FIS.
Historically, we have provided a variety of services to FIS, and FIS has provided various services to us, pursuant to agreements and arrangements between us and FIS. Some of these agreements and arrangements were entered into in connection with our separation from FIS described below, and others were already in existence prior to the separation or have been entered into since the separation from FIS.
On October 24, 2006, we completed the acquisition of substantially all of the assets and liabilities of old FNF (other than old FNF’s interests in FIS and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for shares of our common stock (the “asset contribution”). In connection with the asset contribution from old FNF, effective as of October 26, 2006, old FNF distributed all of the shares it acquired from us in connection with the asset contribution, together with certain other of our shares, to old FNF’s stockholders in a tax-free distribution (the “Full Spin-Off”). Following the Full Spin-Off, effective as of November 9, 2006, old FNF merged with and into FIS (the “FIS Merger”). We refer to the FIS Merger, the asset contribution and the Full Spin-Off collectively as the “separation from FIS.” In connection with the separation from FIS, we entered into various agreements with FIS, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain ongoing insurance policies we purchased. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FIS under any of these agreements.
Arrangements with FIS
Overview
In 2010, there were various agreements between FIS and us. These agreements included:

•	the corporate and transitional services agreement;
•	the master information technology and application development services agreement;
•	the interchange use and cost sharing agreements for corporate aircraft;
•	the sublease agreement;
•	the Sedgwick master information technology services agreement; and
•	our investment agreement with FIS.

Corporate Services Agreement
In 2010, we were party to a corporate services agreement with FIS under which we provided to FIS administrative corporate support services and cost sharing services. The pricing for the services provided by us under the corporate services agreement was on a cost-only basis, so that we were in effect reimbursed by FIS for the costs and expenses incurred in providing these corporate services. With certain exceptions, the corporate services agreement continues in effect as to each service covered by the agreement until we are notified by FIS, in accordance with the terms and conditions set forth in the agreement and subject to certain limitations, that the service is no longer requested, but in any event, the services will terminate on July 2, 2012. During 2010, we received less than $1.0 million from FIS for services rendered by us. There were no corporate services rendered to us by FIS or its subsidiaries.
Master Information Technology Services Agreement
We are party to a master information technology services agreement with FIS, pursuant to which FIS provides various services to us, such as IT infrastructure support and data center management. Under this agreement, we have designated certain services as high priority critical services required for our business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. FIS agrees to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. We can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by us, FIS will continue to provide, for an appropriate fee, services to us that are not specifically included in the master information technology services agreement if those services were provided to us by FIS or its subcontractors in the past.
Under this agreement, we are obligated to pay FIS for the services that we (and our subsidiaries) utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by FIS to us. The net amount we paid FIS under this agreement during 2010 was approximately $48.1 million.
The master information technology services agreement was amended on July 2, 2008 and is effective for a term of five years from that date unless earlier terminated in accordance with its terms. We have the right to renew the agreement for two successive one-year periods, by providing a written notice of our intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. We may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.
Interchange Use and Cost Sharing Agreements for Corporate Aircraft
On July 2, 2008, we entered into an interchange agreement with FIS with respect to our continued use of the corporate aircraft leased or owned by FIS, and the use by FIS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FIS with respect to the sharing of certain costs relating to other corporate aircraft that are leased or owned by us but used by FIS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days prior written notice. The cost sharing agreement continues so long as we own or lease the corporate aircraft (or any replacement corporate aircraft) that is subject to the cost sharing arrangement with FIS. Under the interchange agreement, we reimburse FIS, or FIS reimburses us, for the net cost differential of our use of the aircraft owned or leased by FIS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, FIS reimbursed us for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. During 2010, the amount that we received from FIS, net of amounts paid to FIS, was approximately $3.0 million.

Sublease Agreement
We sublease to FIS a portion of the office space (including furnishings) in an office building known as “Building V” that is leased by us and located in Jacksonville, Florida. The terms and provisions of our sublease agreement mirror the management and economic effect of the terms and conditions of the underlying lease, so that all of the office space located at the Jacksonville corporate campus benefits from per square foot average cost pricing for the entire campus. In addition, the sublease contemplates that the amount of space subleased can be adjusted from time to time to reflect the parties’ evolving space needs. The sublease has a term of 3 years with rights to renew for successive one-year periods thereafter. The rent under this sublease is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2010, the total rent charged to FIS under the sublease was $27.52 per rentable square foot. The amount of the rent may increase or decrease in future years depending on the operating expenses and the depreciation relating to the Jacksonville headquarters campus in general. In addition to the rent for office space, under the sublease FIS also pays to us rent for office furnishings for that space. During 2010, the total rent we charged to FIS was less than $1.0 million.
Sedgwick Master Information Technology Services Agreement.
Sedgwick CMS Holdings (“Sedgwick”), a company of which FNF owned 32% of the voting capital stock at the beginning of 2010, but in which we sold our entire equity stake on May 28, 2010, is party to a master information technology services agreement with FIS. Sedgwick is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement, Sedgwick receives various information technology services from FIS, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays FIS for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by FIS. The amount Sedgwick paid to FIS for these services during 2010 was approximately $35 million.
Investment in Fidelity National Information Services, Inc.
On October 1, 2009, pursuant to an investment agreement with Thomas H. Lee Partners, L.P. (“THL”) and FNF dated as of March 31, 2009, FIS issued and sold (a) to THL in a private placement 12.9 million shares of FIS common stock for an aggregate purchase price of approximately $200.0 million and (b) to FNF in a private placement 3.2 million shares of FIS common stock for an aggregate purchase price of approximately $50.0 million. FIS paid each of THL and FNF a transaction fee equal to 3% of their respective investments. The investment agreement provides that neither THL nor FNF may transfer the shares purchased in the investments, subject to limited exceptions, for 180 days after the closing. During the third quarter of 2010, we sold 1,611,574 shares of common stock of FIS in a tender offer by FIS at $29.00 per share for a realized gain of $21.7 million. The fair market value of our investment in FIS common stock was $52.6 million as of March 30, 2011.
Other Related Party Arrangements
Investment in Vicorp Restaurants, Inc.
We own 45% of the ownership interests of Fidelity Newport Holdings, LLC (“Newport LLC”). In 2009 Newport LLC purchased certain assets of Vicorp Restaurants, Inc., the owner of the Village Inn chain of restaurants. We limited our investment to 45% of the ownership interest of Newport LLC, at a price of $11,250,000. Newport Global Opportunities Fund LP purchased another 45% of the ownership interest of Newport LLC at a price of $11,250,000. Certain of our executive officers independently decided to purchase ownership interests in Newport LLC as personal investments and are also parties to the LLC Agreement. Folco Development Corp., a corporation controlled by William P. Foley, II, the Chairman of our Board, purchased 7% of the ownership interest of Newport LLC for $1,750,000. Brent B. Bickett, Executive Vice President, Corporate Finance, and Westrock Capital Partners, in which Richard Massey, one of our directors, is a partner, each purchased 1% ownership interests in Newport LLC at $250,000 each, and Raymond R. Quirk, our President purchased a 0.2% ownership interest in Newport LLC for $50,000. The total initial investments in Newport LLC by all parties equaled $25,000,000. In August, 2010, certain members of Newport LLC contributed an additional $24,758,519 in capital to the Newport LLC, including $11,265,126 from us, $1,733,096 from Folco Development Corp., $247,585 from Mr. Bickett, and $49,517 from Mr. Quirk. Westrock Capital Partners did not participate in the second financing. The business and affairs of Newport LLC are conducted by or under its board of managers. The board of managers consists of seven managers: Newport LLC’s Chief Executive Officer, three managers designated by us, and three managers designated by Newport Global Opportunities Fund LP. The initial three managers designated by us are William P. Foley, II, Brent B. Bickett and Robert E. Wheaton.

Certain Other Related Party Arrangements
During 2010, certain entities owned or controlled by our executive Chairman, William P. Foley II, paid us an aggregate of $457,821 for corporate support services such as legal, accounting and bookkeeping. These payments included $14,000 from Folco Development Corporation, $90,000 from Foley Family Wines, $98,997 from Glacier Restaurant Group, LLC, $43,029 from Holman Enterprises, Inc., $20,483 from Glacier Sotheby’s, $172,529 from Rock Creek Cattle Company, Ltd., and $18,783 from RC Phase II Development Ltd. Also, during 2010, we paid $392,159 to Rock Creek Cattle Company, Ltd. in fees related to company meetings at the facility and membership dues for certain company officers, including $18,000 in dues for our named executive officers. William Hagin, the son-in-law of Mr. Foley, is an attorney who is employed by a subsidiary of the company as a Vice President responsible for legal matters pertaining to our real estate investments. In 2010, Mr. Hagin's gross earnings were $155,072, and he received health and other benefits customarily provided to similarly situated employees.
Review, Approval or Ratification of Transactions with Related Persons
Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or customer;
•	any consulting or employment relationship with any customer, supplier or competitor; and
•	selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.
It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.
With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;
•
in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•
in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.
Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain stockholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Securities Exchange Act of 1934, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the Securities and Exchange Commission. Executive officers and directors are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2010. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2010.

STOCKHOLDER PROPOSALS
Any proposal that a stockholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Stockholders to be held in 2012 must be received by the Company no later than December 13, 2011. Any other proposal that a stockholder wishes to bring before the 2012 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 13, 2011. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2011 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS
The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.
AVAILABLE INFORMATION
The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.
By Order of the Board of Directors
George P. Scanlon
Chief Executive Officer
Dated: April 11, 2011

ANNEX A

FIDELITY NATIONAL FINANCIAL, INC.

AMENDED AND RESTATED
2005 OMNIBUS INCENTIVE PLAN

(as of May 25, 2011)

A- i

Article 1. Establishment, Objectives, and Duration
1.1. Establishment of the Plan	A-1
1.2. Objectives of the Plan	A-1
1.3. Duration of the Plan	A-1
Article 2. Definitions	A-1
Article 3. Administration	A-4
3.1. The Committee	A-4
3.2. Authority of the Committee	A-4
3.3. Decisions Binding	A-4
Article 4. Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments	A-4
4.1. Number of Shares Available for Grants.	A-4
4.2. Individual Limits	A-5
4.3. Adjustments in Authorized Shares and Awards	A-5
Article 5. Eligibility and Participation	A-5
5.1. Eligibility	A-5
5.2. Actual Participation	A-5
Article 6. Options	A-5
6.1. Grant of Options	A-5
6.2. Award Agreement	A-6
6.3. Exercise Price	A-6
6.4. Duration of Options	A-6
6.5. Exercise of Options	A-6
6.6. Payment	A-6
6.7. Restrictions on Share Transferability	A-6
6.8. Dividend Equivalents	A-6
6.9. Termination of Employment or Service	A-6
6.10. Nontransferability of Options.	A-6
Article 7. Stock Appreciation Rights	A-7
7.1. Grant of SARs	A-7
7.2. Exercise of Tandem SARs	A-7
7.3. Exercise of Freestanding SARs	A-7
7.4. Award Agreement	A-7
7.5. Term of SARs	A-7
7.6. Payment of SAR Amount	A-7
7.7. Dividend Equivalents	A-7
7.8. Termination of Employment or Service	A-7
7.9. Nontransferability of SARs	A-8
Article 8. Restricted Stock	A-8
8.1. Grant of Restricted Stock	A-8
8.2. Award Agreement	A-8
8.3. Other Restrictions	A-8
8.4. Removal of Restrictions	A-8
8.5. Voting Rights	A-8
8.6. Dividends and Other Distributions	A-8

A- ii

8.7. Termination of Employment or Service	A-8
8.8. Nontransferability of Restricted Stock	A-8
Article 9. Restricted Stock Units and Performance Shares	A-8
9.1. Grant of Restricted Stock Units/Performance Shares	A-8
9.2. Award Agreement	A-9
9.3. Form and Timing of Payment	A-9
9.4. Voting Rights	A-9
9.5. Dividend Equivalents	A-9
9.6. Termination of Employment or Service	A-9
9.7. Nontransferability	A-9
Article 10. Performance Units	A-9
10.1. Grant of Performance Units	A-9
10.2. Award Agreement	A-9
10.3. Value of Performance Units	A-9
10.4. Form and Timing of Payment	A-9
10.5. Dividend Equivalents	A-9
10.6. Termination of Employment or Service	A-10
10.7. Nontransferability	A-10
Article 11. Other Awards	A-10
11.1. Grant of Other Awards	A-10
11.2. Payment of Other Awards	A-10
11.3. Termination of Employment or Service	A-10
11.4. Nontransferability	A-10
Article 12. Replacement Awards	A-10
Article 13. Performance Measures	A-10
Article 14. Beneficiary Designation	A-11
Article 15. Deferrals	A-11
Article 16. Rights of Participants	A-11
16.1. Continued Service	A-11
16.2. Participation	A-11
Article 17. Change in Control	A-11
Article 18. Additional Forfeiture Provisions	A-12
Article 19. Amendment, Modification, and Termination	A-12
19.1. Amendment, Modification, and Termination	A-12
19.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	A-12
19.3. Awards Previously Granted	A-12
19.4. Compliance with the Performance-Based Exception	A-12
Article 20. Withholding	A-12
20.1. Tax Withholding	A-12
20.2. Use of Shares to Satisfy Withholding Obligation	A-13
Article 21. Indemnification	A-13
Article 22. Successors	A-13
Article 22. Limitation on Dividends and Dividend Equivalents	A-13
Article 24. Legal Construction	A-13
24.1. Gender, Number and References	A-13
24.2. Severability	A-13
24.3. Requirements of Law	A-13

A- iii

24.4. Governing Law	A-13
24.5. Non-Exclusive Plan	A-14
24.6. Code Section 409A Compliance	A-14

A- iv

FIDELITY NATIONAL FINANCIAL, INC.

AMENDED AND RESTATED
2005 OMNIBUS INCENTIVE PLAN
(as of May 25, 2011)

Article 1.	Establishment, Objectives, and Duration

1.1.Establishment of the Plan. Fidelity National Financial, Inc., a Delaware corporation formerly known as Fidelity National Title Group, Inc. (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Amended and Restated Fidelity National Financial, Inc. 2005 Omnibus Incentive Plan" (hereinafter referred to as the "Plan"). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

The Plan first became effective on September 26, 2005 (the "Effective Date") and was amended and restated effective May 29, 2008. The Plan, as further amended and restated, will become effective on May 25, 2011 if it is approved by the Company's stockholders at the Company's 2011 annual stockholders meeting. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2.Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals and that link the personal interests of Participants to those of the Company's stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

1.3.Duration of the Plan. No Award may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2. Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1."Award" means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2."Award Agreement" means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3."Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4."Board" means the Board of Directors of the Company.

2.5."Change in Control" means that the conditions set forth in any one of the following subsections shall have been satisfied:

a.an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 25% or more of either the then outstanding shares of Company common stock (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

b.during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

c.consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which:

i.all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (the "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

ii.no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 25% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

iii.individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

d.the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6."Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.7."Committee" means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8."Company" means Fidelity National Financial, Inc., a Delaware corporation formerly known as Fidelity National Title Group, Inc., and any successor thereto.

2.9."Consultant" means any consultant or advisor to the Company or a Subsidiary.

2.10."Director" means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11."Dividend Equivalent" means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares.

2.12."Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13."Employee" means any employee of the Company or a Subsidiary.

2.14."Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

2.15."Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.16."Fair Market Value" means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17."Freestanding SAR" means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18."Incentive Stock Option" or "ISO" means an Option that is intended to meet the requirements of Code Section 422.

2.19."Nonqualified Stock Option" or "NQSO" means an Option that is not intended to meet the requirements of Code Section 422.

2.20."Option" means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.21."Other Award" means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.22."Participant" means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.23."Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.24."Performance Period" means the period during which a performance measure must be met.

2.25."Performance Share" means an Award granted to a Participant, as described in Article 9 herein.

2.26."Performance Unit" means an Award granted to a Participant, as described in Article 10 herein.

2.27."Period of Restriction" means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.28."Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.29."Replacement Awards" means Awards issued in assumption of or substitution for awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. Except as provided in Section 4.1, for all purposes hereunder, Replacement Awards shall be deemed Awards.

2.30."Restricted Stock" means an Award granted to a Participant, as described in Article 8 herein.

2.31."Restricted Stock Unit" means an Award granted to a Participant, as described in Article 9 herein.

2.32."Share" means a share of Class A common stock of the Company, par value $0.0001 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.33."Stock Appreciation Right" or "SAR" means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.34."Subsidiary" means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" shall have the meaning ascribed to such term in Code Section 424(f).

2.35."Tandem SAR" means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3. Administration

3.1.The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the "Committee"). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2.Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3.Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4. Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1.Number of Shares Available for Grants.

a.Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 40,400,000, provided that:

i.Shares that are potentially deliverable under an Award that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan.

ii.Shares that are held back, tendered or returned to cover the Exercise Price or tax withholding obligations with respect to an Award shall not be counted as having been delivered under the Plan.

iii.Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

Notwithstanding the foregoing, if Shares are returned to the Company in satisfaction of taxes relating to Restricted Stock, in connection with a cash out of Restricted Stock (but excluding upon forfeiture of Restricted Stock) or in connection with the tendering of Shares by a Participant in satisfaction of the Exercise Price or taxes relating to an Award, such issued Shares shall not become available again under the Plan if (x) the transaction resulting in the return of Shares occurs more than ten years after the date the Plan is approved by stockholders in a manner that constitutes stockholder approval for purposes of the New York Stock Exchange listing standards or (y) such event would constitute a "material revision" of the Plan subject to stockholder approval under then applicable rules of the New York Stock Exchange. Shares delivered or deliverable pursuant to Replacement Awards shall not reduce the number of Shares available for delivery pursuant to Awards under the Plan.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

b.Subject to adjustment as provided in Section 4.3 herein, all Shares authorized under the Plan and available for grant may be delivered in connection with "full value Awards," meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

c.Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2.Individual Limits. Subject to adjustment as provided in Section 4.3 herein, the following rules shall apply with respect to Awards and any related dividends or Dividend Equivalents intended to qualify for the Performance-Based Exception:

a.Options: The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

b.SARs: The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

c.Restricted Stock: The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

d.Restricted Stock Units: The maximum aggregate number of Shares with respect to which Restricted Stock Units may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

e.Performance Shares: The maximum aggregate number of Shares with respect to which Performance Shares may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

f.Performance Units: The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

g.Other Awards: The maximum aggregate compensation that can be paid pursuant to Other Awards awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

h.Dividends and Dividend Equivalents: The maximum dividend or Dividend Equivalent that may be paid in any one fiscal year to any one Participant shall be $25,000,000.

4.3.Adjustments in Authorized Shares and Awards. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of shares that may be delivered under the Plan as set forth in Section 4.1(a) and (b), the individual limits set forth in Section 4.2, and, with respect to outstanding Awards, the number and kind of shares subject to outstanding Awards, the Exercise Price, grant price or other price of shares subject to outstanding Awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares subject to any Award shall always be rounded down to a whole number.

Article 5. Eligibility and Participation

5.1.Eligibility. Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2.Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Options

6.1.Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2.Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3.Exercise Price. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

6.4.Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5.Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6.Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

6.7.Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8.Dividend Equivalents. At the discretion of the Committee, an Award of Options may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

6.9.Termination of Employment or Service. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10.Nontransferability of Options.

a.Incentive Stock Options. ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by such Participant.

b.Nonqualified Stock Options. NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by such Participant.

Article 7. Stock Appreciation Rights

7.1.Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2.Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3.Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4.Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5.Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6.Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

a.the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

b.the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7.Dividend Equivalents. At the discretion of the Committee, an Award of SARs may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

7.8.Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9.Nontransferability of SARs. SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by such Participant.

Article 8. Restricted Stock

8.1.Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2.Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3.Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4.Removal of Restrictions. Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5.Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant's Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6.Dividends and Other Distributions. Except as otherwise provided in a Participant's Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held, and, except as otherwise determined by the Committee, all other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made.

8.7.Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8.Nontransferability of Restricted Stock. Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant's Restricted Stock and rights relating thereto shall be available during the Participant's lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9. Restricted Stock Units and Performance Shares

9.1.Grant of Restricted Stock Units/Performance Shares. Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2.Award Agreement. Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3.Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant's Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4.Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5.Dividend Equivalents. At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

9.6.Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7.Nontransferability. Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10. Performance Units

10.1.Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2.Award Agreement. Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3.Value of Performance Units. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4.Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant's Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5.Dividend Equivalents. At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

10.6.Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7.Nontransferability. Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11. Other Awards

11.1.Grant of Other Awards. Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

11.2.Payment of Other Awards. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3.Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant's employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4.Nontransferability. Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12.	Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13.	Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents) that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period, and the goals shall be established not later than ninety (90) days after the beginning of the Performance Period or, if less than (90) days, the number of days that is equal to twenty-five percent (25%) of the relevant Performance Period applicable to the Award. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

Article 14.	Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant's lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 15.	Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16.	Rights of Participants

16.1.Continued Service. Nothing in the Plan shall:

a.interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant's employment or service at any time,

b.confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

c.confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2.Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17. Change in Control

Except as otherwise provided in a Participant's Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b)any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c)any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

Article 18. Additional Forfeiture Provisions

The Committee may condition a Participant's right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19.	Amendment, Modification, and Termination

19.1.Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

19.2.Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that (except as provided in Section 4.3 hereof) the Committee does not have the power to amend the terms of previously granted options to reduce the exercise price per share subject to such options, or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. The Company is not permitted to purchase for cash previously granted options with an exercise price that is greater than the Company's trading price on the proposed date of purchase. With respect to any Awards intended to comply with the Performance-Based Exception, any such exception shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

19.3.Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

19.4.Compliance with the Performance-Based Exception. If it is intended that an Award (and/or any dividends or Dividend Equivalents relating to such Award) comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards (and/or dividends or Dividend Equivalents) maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 19, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

Article 20. Withholding

20.1.Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

20.2.Use of Shares to Satisfy Withholding Obligation. With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the minimum statutory withholding amounts. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 21.	Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company's best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 22.	Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23.	Limitation on Dividends and Dividend Equivalents

Notwithstanding anything in this Plan to the contrary, if dividends or Dividend Equivalents are granted with respect to any Awards that are subject to performance-based vesting conditions, the dividends or Dividend Equivalents shall be accumulated or reinvested and paid only after such performance-based vesting conditions are met, as set forth by the Committee in the applicable Award Agreement.

Article 24.	Legal Construction

24.1.Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

24.2.Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

24.3.Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

24.4.Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.

24.5.Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements and awards that do or do not qualify under the Performance-Based Exception.

24.6.Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively "Section 409A"). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

ANNEX B

FIDELITY NATIONAL FINANCIAL, INC.
ANNUAL INCENTIVE PLAN

Section 1. Establishment and Purpose

Fidelity National Financial, Inc. (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Fidelity National Financial, Inc. Annual Incentive Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to enhance the Company's ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

The Plan is effective as of January 1, 2011, subject to the approval of the Plan by the stockholders of the Company at the 2011 annual meeting. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 herein.

Section 2. Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors.

(d) “Company” means Fidelity National Financial, Inc.

(e) “Participant” means the Company's Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

(f) “Performance Period” means the fiscal year of the Company or such shorter or longer period as determined by the Committee.

(g) “Plan” means the Fidelity National Financial, Inc. Annual Incentive Plan, as may be amended from time to time.

(h) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3. Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

Section 4. Eligibility

Eligibility under the Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

Section 5. Form of Payment

Payment of incentive awards under the Plan shall be made in cash.

Section 6. Determination of Incentive Awards

(a) Designation of Participants, Performance Period and Performance Objectives. Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an award, the Committee shall, in writing, select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the Target Incentive Bonus for each Participant, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following performance measures, as determined by the Committee:

(i) earnings per share,

(ii) economic value created,

(iii) market share (actual or targeted growth),

(iv) net income (before or after taxes),

(v) operating income and/or earnings before interest, taxes, depreciation and amortization (EBITDA),

(vi) adjusted net income after capital charge,

(vii) return on assets (actual or targeted growth),

(viii) return on capital (actual or targeted growth),

(ix) return on equity (actual or targeted growth),

(x) return on investment (actual or targeted growth),

(xi) revenue (actual or targeted growth),

(xii) cash flow,

(xiii) operating margin,

(xiv) share price,

(xv) share price growth,

(xvi) total stockholder return, and

(xvii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b) Target Incentive Bonus. Each Participant will have an incentive award opportunity (the “Target Incentive Bonus”) that will be based on achieving the target performance objectives established by the Committee. The Target Incentive Bonus will be a percentage of the Participant's annual salary at the end of the Performance Period or such other amount as the Committee may determine. If the performance objectives established by the Committee are met at the target level, the Participant will receive an incentive award equal to 100% of the Target Incentive Bonus. If the performance objectives established by the Committee are met at a level below or above the target level, the Participant will receive an incentive award equal to a designated percentage of the Target Incentive Bonus, as determined by the Committee.

(c) Maximum Award. The maximum incentive award that may be paid under the Plan to a Participant during any fiscal year shall be $25,000,000.

(d) Committee Certification and Payment of Awards. As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period and (iii) certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than the 15th day of the third month following the close of the Performance Period with respect to which the awards are made.

(e) Committee Discretion. Notwithstanding the foregoing, the Committee retains the discretion to reduce the amount of any incentive award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

Section 7. Termination of Employment

Unless otherwise determined by the Committee, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.

Section 8. Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of incentive awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any incentive award or awards available under the Plan, the Committee may, subject to this Section 8, make any adjustments to the Plan and/or incentive awards it deems appropriate.

Section 9. Taxes

Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 10. General Provisions

(a) No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant's employment at any time with or without cause or to change the terms of employment in any way.

(b) Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(c) Unfunded Plan. Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(d) Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant's interest under the Plan.

(e) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f) Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(g) Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(h) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35103-P07114 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FIDELITY NATIONAL FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William P. Foley, II
02) Douglas K. Ammerman
03) Thomas M. Hagerty
04) Peter O. Shea, Jr.

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 year on the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date